SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-11(c) or § 240.14a-12
IPASS INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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3800 Bridge Parkway, Redwood Shores, California 94065
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 30, 2015
TO THE STOCKHOLDERS:
You are cordially invited to attend the 2015 annual meeting of stockholders ("Annual Meeting") of iPass Inc., a Delaware corporation ("iPass"). The meeting will be held on Tuesday, June 30, 2015, at 9:00 a.m. local time at iPass’ offices located at 3800 Bridge Parkway, Redwood Shores, CA 94065, for the following purposes, as more fully described in the accompanying proxy statement (the “Proxy Statement”):

1.	To elect the seven nominees for director named herein to hold office until the 2016 Annual Meeting of Stockholders;

2.
To ratify the selection by the Audit Committee of the Board of Directors of Grant Thornton LLP as the independent registered public accounting firm of iPass for our fiscal year ending December 31, 2015;

3.	To consider an advisory vote on compensation of our “named executive officers,” as described in the Proxy Statement; and

4.	To conduct any other business properly brought before the Annual Meeting.
We hope you will be able to attend the Annual Meeting, but if you cannot do so, it is important that your shares be represented. We urge you to read the Proxy Statement carefully, and to vote for the proposals by telephone or Internet, or by signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided, whether or not you plan to attend the Annual Meeting. Instructions are provided on the proxy card. Any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on Tuesday, June 30, 2015, at 9:00 a.m. local time at 3800 Bridge Parkway, Redwood Shores, CA 94065. The Proxy Statement and annual report to stockholders are available at http://investor.ipass.com/phoenix.zhtml?c=91479&p=irol-reportsannual.

By Order of the Board of Directors

/S/ Gary A. Griffiths

Gary A. Griffiths
President and Chief Executive Officer
Redwood Shores, California
June 3, 2015

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy card, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible to ensure your representation at the Annual Meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy card issued in your name from that record holder.

3800 Bridge Parkway, Redwood Shores, California 94065
PROXY STATEMENT FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS
June 30, 2015

Meeting Agenda

	PROPOSALS	VOTING STANDARD	BOARD VOTE RECOMMENDATION

1.	Election of Directors	Majority of votes cast	For each nominee

2.	Ratification of the selection of Grant Thornton LLP as the iPass independent registered public accounting firm for the fiscal year ending December 31, 2015	Majority of votes cast including abstentions	For

3.	Advisory approval of the compensation of the iPass named executive officers as disclosed in this Proxy Statement	Majority of votes cast including abstentions	For

 QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
Why am I receiving these materials?
We sent you this proxy statement ("Proxy Statement") and the enclosed proxy card because the Board of Directors of iPass Inc. ("iPass") is soliciting your proxy to vote at the annual meeting of stockholders ("Annual Meeting") to be held on June 30, 2015. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or the Internet.
We intend to mail this Proxy Statement and accompanying proxy card on or about June 4, 2015, to all stockholders of record entitled to vote at the Annual Meeting.
How do I attend the Annual Meeting?
The Annual Meeting will be held on Tuesday, June 30, 2015, at 9:00 a.m. local time at 3800 Bridge Parkway, Redwood Shores, CA 94065. Directions to the Annual Meeting may be found at the end of this Proxy Statement. Information on how to vote in person at the Annual Meeting is discussed below.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on May 15, 2015, will be entitled to vote at the Annual Meeting. On this record date, there were 65,560,532 shares of common stock registered, outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name
If on May 15, 2015, your shares were registered directly in your name with iPass’ transfer agent, Computershare Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on May 15, 2015, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are three matters scheduled for a vote:

•	Election of the seven nominees for director named herein to hold office until the 2016 Annual Meeting of Stockholders (Proposal 1);

•	Ratification of Grant Thornton LLP as the independent registered public accounting firm of iPass for our fiscal year ending December 31, 2015 (Proposal 2); and

•	An advisory vote on compensation of our “named executive officers,” as described in this Proxy Statement (Proposal 3).
In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.
What if another matter is properly brought before the Annual Meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
It will depend on each proposal.

•	For Proposal 1: You may either vote “For” all the nominees to the Board of Directors, “Withhold” your vote for all nominees, or you may “Withhold” your vote for any nominee you specify;

•	For Proposal 2: You may vote “For” or “Against” or abstain from voting; and

•	For Proposal 3: You may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, we urge you to vote by submitting the enclosed proxy card to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly. If you return your signed proxy card to us before the Annual Meeting, your shares will be voted as you direct.

•
To vote over the telephone, dial toll-free 1-800-652-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide information from the enclosed proxy card. Your vote must be received by 8:59 p.m., Pacific Daylight Time (11:59 p.m., Eastern Daylight Time) on June 29, 2015, to be counted.

•
To vote on the Internet, go to www.investorvote.com/IPAS to complete an electronic proxy card. You will be asked to provide information from the enclosed proxy card. Your vote must be received by 8:59 p.m., Pacific Daylight Time (11:59 p.m., Eastern Daylight Time) on June 29, 2015, to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from iPass. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, if permitted by your broker or bank, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.
We provide telephone and Internet proxy voting to allow you to vote your shares by telephone or on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your telephone or Internet access, such as telephone charges and usage charges from Internet access providers and telephone companies.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of May 15, 2015.
What happens if I do not vote?
Stockholder of Record; Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, over the internet or in person at the Annual Meeting, your shares will not be voted.
Beneficial Owner; Shares Registered in the Name of a Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1 (Election of Directors) or 3 (Advisory Vote on Executive Compensation)without your instructions, but may vote your shares on Proposal 2 (Ratification of Independent Auditors).
What if I return the proxy card but do not make specific choices?
Stockholders of Record: Shares Registered in Your Name
If you are a stockholder of record and you do not specify your vote on each proposal individually when voting on the Internet or over the telephone, or if you sign and return a proxy card without giving specific voting instructions, then your shares will be voted “FOR ALL” seven of the Board’s nominees named herein to the iPass Board of Directors (Proposal 1); “FOR” the ratification of selection by the Audit Committee of the iPass Board of Grant Thornton LLP, as independent registered public accounting firm of iPass for its fiscal year ending December 31, 2015 (Proposal 2); and “FOR” the advisory approval of the compensation of the iPass named executive officers, as disclosed in this Proxy Statement (Proposal 3). If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, and you do not provide the broker or other nominee that holds your shares with voting instructions, your broker or other nominee may not vote your shares on Proposals 1 and 3 at the Annual Meeting. See “What are ‘broker non-votes’?” below. We encourage you to provide voting instructions to the organization that holds your shares to ensure that your vote is counted on all three proposals.
 Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. We have engaged the firm of MacKenzie Partners, Inc., or “MacKenzie,” to assist in the solicitation of proxies. We anticipate that we will pay MacKenzie a fee of approximately $10,000 plus expenses for these services, though the costs of this proxy solicitation process could be lower or higher than our estimate. This does not include fees for advisory services payable to MacKenzie incurred in connection with our proxy contest launched by Maguire Asset Management, LLC, Francis Capital Management, LLC, Foxhill Opportunity Fund, L.P. and their respective affiliates, including Catalysis Partners, LLC and nominees (collectively, the “Stockholder Group”), which we settled pursuant to an agreement entered into between iPass and the Stockholder Group on May 28, 2015. We have agreed to indemnify MacKenzie against certain liabilities relating to, or arising out of, their engagement. In addition, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card in the proxy materials to ensure that all of your shares are voted. Only your latest dated proxy for each account will be voted.

Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
 Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in any one of four ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at 3800 Bridge Parkway, Redwood Shores, CA 94065.

•	If you are a stockholder of record, you may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
What are “broker non-votes”?
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, or NYSE, only Proposal 2 (Ratification of Independent Auditors) is considered a “routine” matter. Accordingly, if you do not submit any voting instructions to your broker or other nominee, your shares will not be counted in determining the outcome of Proposal 1 and Proposal 3 at the Annual Meeting, but your shares be counted for purposes of determining whether a quorum exists, and your broker may vote your shares with respect to Proposal 2. We strongly encourage you to submit your proxy and exercise your right to vote as a stockholder.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count:

•	“For” and “Withhold” votes with respect to Proposal 1; and

•	“For” and “Against” votes and abstentions and, if applicable, broker non-votes, with respect to Proposal 2 and Proposal 3.
Abstentions will be counted towards the vote total for each of Proposal 2 and Proposal 3, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for Proposals 1 and 3.
If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares.

How many votes are needed to approve each proposal?

In May 2008, our stockholders amended our Bylaws and adopted a majority vote standard for non-contested director elections. Therefore, for Proposal 1, the election of the seven nominees for director, each nominee must receive more “For” votes than “Withhold” votes among votes properly cast in person or represented by proxy to be elected. Abstentions and broker non-votes will have no effect. The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes

1	Election of Directors	A director will be elected only if the director receives more “For” votes than “Withheld” votes	See column to the left	None

2	Ratification of the selection of Grant Thornton LLP as the iPass independent registered public accounting firm for its fiscal year ending December 31, 2015	“For” votes from the holders of a majority of shares present and entitled to vote either in person or represented by proxy	Against	None

3	Advisory approval of the compensation of the iPass named executive officers	“For” votes from the holders of a majority of shares present and entitled to vote either in person or represented by proxy	Against	None

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the outstanding shares are represented by stockholders present at the Annual Meeting or by proxy. On the record date, there were 65,560,532 shares registered, outstanding and entitled to vote. Thus 32,780,267 shares must be represented by stockholders present at the Annual Meeting or represented by proxy to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed within four business days after the Annual Meeting (or, if the final voting results are not available by that time, we will announce the preliminary voting results in the Current Report on Form 8-K, and the final voting results by an amendment to the Current Report on Form 8-K when the final voting results are available).

When are stockholder proposals due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by February 5, 2016, to our Corporate Secretary at 3800 Bridge Parkway, Redwood Shores, CA 94065; however, if our 2016 Annual Meeting of Stockholders is held before May 31, 2016, or after July 30, 2016, your proposal must be received a reasonable time before we print and mail our proxy materials. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director pursuant to our bylaws, you must provide specified information to us between March 2, 2016 and April 1, 2016; however, if our 2016 Annual Meeting of Stockholders is held before May 31, 2016, or after July 30, 2016, your proposal must be received between 90 and 120 days before the meeting, or not more than 10 days after we announce the date of the meeting. If you wish to submit a stockholder proposal or nomination, please review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.
What proxy materials are available on the internet?
The Proxy Statement and annual report to shareholders are available at http://investor.ipass.com/phoenix.zhtml?c=91479&p=irol-reportsannual.

PROPOSAL 1
ELECTION OF DIRECTORS
There are currently ten directors whose terms of office expire at the 2015 Annual Meeting. Each of John D. Beletic, Robert J. Majteles and Laurence M. Toney have determined not to stand for reelection to the Board and, accordingly, concurrent with the commencement of the Annual Meeting, the size of the Board will be reduced to seven directors.

There are seven nominees for election. Each elected director will hold office until the next annual meeting of stockholders and until his successor is elected, or, if sooner, until the director’s death, resignation or removal. Each of the nominees listed below is currently a director of iPass and was recommended for re-election to the Board of Directors by the Corporate Governance and Nominating Committee of the iPass Board. We have a substantially reconstituted the iPass Board this year, and only Mr. Griffith was previously elected by iPass stockholders. Mr. Chang and Mr. Panos were each initially recommended for appointment to the Board by a non-management member of our Board of Directors. Mr. Tedesco was initially recommended for appointment to the Board by the representative of an investment bank. Each of Mr. Park, Mr Morrison and Mr. Karp were recommended for appointment to the Board by one of our stockholders, Catalysis Partners, LLC (“Catalysis Partners”), and were appointed to our Board pursuant to an agreement entered into between iPass and Maguire Asset Management, LLC, Francis Capital Management, LLC, Foxhill Opportunity Fund, L.P. and their respective affiliates, including Catalysis Partners and nominees (collectively, the “Stockholder Group”) to settle a proxy contest launched by the Stockholder Group.
If elected at the Annual Meeting, each of these seven nominees would serve until the 2016 Annual Meeting of Stockholders and until his successor is elected and has qualified, or until the director’s death, resignation or removal. It is our policy to encourage nominees for directors to attend the Annual Meeting, and for those purposes to permit attendance by telephone. All six of the six directors then holding office attended the 2014 Annual Meeting of Stockholders, five in person and one by telephone.
In May 2008, our stockholders amended our Bylaws and adopted a majority vote standard for non-contested director elections. Therefore, a nominee must receive more “For” votes than “Withhold” votes among votes properly cast in person or represented by proxy to be elected. Abstentions and broker non-votes will have no effect. Cumulative voting is not permitted.

In the event that any nominee named below should become unavailable for election as a result of an unexpected occurrence, the proxies will be voted for the election of a substitute nominee or nominees proposed by the Nominating Committee of the iPass Board. If any such substitute nominee(s) are designated, we will file an amended Proxy Statement and proxy card that, as applicable, identifies the substitute nominee(s), discloses that such nominee(s) have consented to being named in the revised Proxy Statement and to serve if elected, and includes biographical and other information about such nominee(s) as required by the rules of the Securities and Exchange Commission. Each nominee named below has consented to be named as a nominee in this Proxy Statement and has agreed to serve if elected, and the iPass Board has no reason to believe that any such nominee will be unable to serve.

NOMINEES FOR ELECTION
The following is a brief biography of each of our nominees for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Corporate Governance and Nominating Committee to recommend that person as a nominee for director, as of the date of this Proxy Statement.

NAME	AGE[1]	PRINCIPAL OCCUPATION/ POSITION HELD WITH IPASS

Gary A. Griffiths	65	President and Chief Executive Officer of iPass and Director

Michael M. Chang	41	CEO of YesVideo / Director

Richard A. Karp	71	Private Investor and Chief Executive Officer of TicTran Corp. / Director

Brent S. Morrison	39	Managing Director of Zuma Capital Management LLC / Director

David E. Panos	52	Chair of the Board of Directors at Rightside Group / Director

Damien J. Park	43	Managing Partner of Hedge Fund Solutions LLC / Director

Michael J. Tedesco	48	Managing Member of Wellspring Growth Partners LLC / Director

1 As of May 15, 2015
Gary A. Griffiths has served as our President and Chief Executive Officer since March 2015, and as a member of our Board of Directors since June 2009.
Background. From February 2010 to February 2015, Mr. Griffiths was the co-founder and Chief Executive Officer of Trapit, Inc., a company focused on Internet information discovery, where he was responsible for the general management of the business, including strategy, operations and finance. Mr. Griffiths joined WebEx Communications, Inc., a telecommunications firm specializing in the provision of web-based conferencing solutions in December 2005 as Vice President of Products, and became President, Products and Operations. Upon the acquisition in May 2007 by Cisco Systems, Inc. of WebEx, Mr. Griffiths became a Vice President at Cisco, where he remained until April 2008. From June 1999 to December 2005, Mr. Griffiths was Chairman, President and Chief Executive Officer at Everdream Corporation, a technology Software-as-a-Service company. Mr. Griffiths was also the Chief Executive Officer at SegaSoft, Inc. from January 1996 until its acquisition by Sega, Inc. in March of 1999.
Qualifications. Mr. Griffiths has held leadership positions at several large and prominent telecommunications companies, and was a vice president in charge of both products and operations at these companies. The Board of Directors believes that his senior management experience across both the technical and operational sides of these businesses allows Mr. Griffiths to provide valuable advice and guidance to iPass’ management team and Board of Directors in terms of both product sales and marketing and corporate operations. In addition, Mr. Griffiths has extensive experience with overseeing financial and accounting matters and strategic initiatives at small technology companies.
Directorships. Mr. Griffiths currently serves on the board of directors of Silicon Graphics International Corp., a publicly traded server, storage systems and data center infrastructure company, and Janrain, a private internet software company.

Michael M. Chang has served as a member of our Board of Directors since February 2015.
Background.  Since 2012, Mr. Chang has served as CEO of YesVideo, the leading cloud platform for preserving and sharing family memories.  Mr. Chang is responsible for defining the company's market vision and leading his team to continued success by creating innovative products and services for the millions of consumers that YesVideo serves. Named one of America's Most Promising Companies by Forbes in 2014, YesVideo is the leader in photo and video digitization, and handles all orders for Costco, Walmart, Sam's Club, Target, and CVS. Under Mr. Chang's leadership, the company has created a new business unit, Legacy Republic, the first mission-driven marketplace for memories. In 2004, Mr. Chang founded Greystripe, which became the leading mobile advertising platform that provides smarter mobile solutions through full-screen ad formats, world-class data and proprietary cross-device targeting capabilities. At Greystripe, Mr. Chang developed relationships with hundreds of brands, including Wrigley, Unilever, Burger King, Yahoo!, and Buick, as well as advertising agencies such as AKQA, Starcom MediaVest, DraftFCB, Razorfish and McCann. In 2011, Mr. Chang negotiated a deal with Valueclick that led to a $70 million acquisition of Greystripe. Prior to Greystripe, Mr. Chang served as an Associate at Incubic Venture Capital, where he was responsible for investments in Internet and software companies.
Qualifications. Mr. Chang has over fifteen years of experience as a founder and executive officer in the mobile advertising and consumer cloud industries leading product strategy and design.
Directorships. Mr. Chang does not currently serve on the board of directors of any public company other than iPass.
Richard A. Karp has served on our Board of Directors since May 2015.
Background. Mr. Karp is a private investor and serves as the Founder and CEO of TicTran Corp, a high tech startup founded in January 2010. From 1986 through 2009, Dr. Karp served as Chairman and CEO of Catapult Communications Corp. (formerly NASDAQ CATT) (“Catapult”), a telecommunications company that he founded. Catapult was taken public and ultimately sold to Ixia (NASDAQ: XXIA) in 2009. Prior to founding Catapult, Dr. Karp held senior positions in the telecommunications and information systems industries. Dr. Karp holds a Bachelor of Science degree from the California Institute of Technology, a Masters degree in Math from the University of Wisconsin-Madison and a Ph.D. in Computer Science from Stanford University.
Qualifications.  Mr. Karp was appointed to the Board as part of the settlement with the Stockholder Group.
Directorships. Dr. Karp served as a director of Novatel Wireless, Inc., a provider of intelligent wireless solutions, from April 2014 to December 2014.
Brent S. Morrison has served on our Board of Directors since May 2015.
Background.  Mr. Morrison is currently the Managing Director of Zuma Capital Management LLC (“ZCM”), a position he has held since November 2011. Prior to ZCM, Mr. Morrison was the Senior Research Analyst at the Strome Group, a private investment firm, from January 2009 to July 2012 Mr. Morrison was a Research Analyst at Clocktower Capital, LLC, a global long/short equity hedge fund based in Beverly Hills, California, from 2007 to 2009. Prior to that, he was the Vice President of Wilshire Associates, a financial consulting firm, from 1999 to 2007. Mr. Morrison received a MBA from the University of California at Los Angeles, with an emphasis in Finance and International Business, and a B.A. in Finance from the University of Colorado at Denver. Mr. Morrison is a Chartered Financial Analyst.
Qualifications. Mr. Morrison was appointed to the Board as part of the settlement with the Stockholder Group.
Directorships. Mr. Morrison has also served as a director of AdCare Heath Systems, Inc. (NYSEMKT:ADK), a leading long term care provider, since October 2014, where he also is a member of the Audit Committee.

David E. Panos has served as a member of our Board of Directors since April 2015.
Background. Since August, 2014, Mr. Panos has served as a consultant to and Chairman of the Board of Directors of Rightside Group, a publicly traded domain name services company. From January 2014 until August, 2014 Mr. Panos served as a consultant to Demand Media, and between 2008 and December 2013, Mr. Panos served in several senior roles with Demand Media, including Executive Vice President, Emerging Markets, Chief Strategy Officer and Chief Marketing Officer. An entrepreneur with 25 years of internet, software and SaaS company experience, Mr. Panos co-founded and previously served as Chief Executive Officer of Pluck Corporation, a white label social media community platform, from 2003 until it’s acquisition in 2008 by Demand Media. Before starting Pluck Corporation, Mr. Panos was a Venture Partner at Austin Ventures from 2001 to 2003.

Qualifications. Mr. Panos’ qualifications to serve on our Board of Directors include, among other skills and qualifications, his having spent most of the past 25 years in executive and board-level leadership roles in high growth internet, software and Software-as-a-Service corporations. The Board of Directors believes that his business experience as a successful private company Chief Executive Officer and as a named executive officer of a public company and board chairman of another public company enables him to provide significant strategic and corporate governance leadership to our management team and Board of Directors.

Directorships. Mr. Panos currently serves as Chairman and Board Director for Rightside Group, a publicly traded domain name services company. He also serves as a board director for NameJet, a joint venture between Rightside and Web.com, and as a board director for the Nicaragua Resource Network, a 501(c)(3) corporation.
Damien J. Park has served on our Board of Directors since May 2015.
Background. Mr. Park has served as the Managing Partner of Hedge Fund Solutions LLC, a consulting firm focused on public-company engagements with shareholders on issues relating to operational improvements and corporate governance, since its formation in 2004. Mr. Park has also served as the President and CEO of Hibernian Partners, Inc., a management consulting firm, since 1998. Mr. Park has also served as a director of Deer Valley Corporation, a manufacturer of factory built homes, since September 2014. In addition, Mr. Park is the Co-Chairman of The Conference Board’s Expert Committee on Shareholder Activism, and he is often quoted in leading media outlets, and frequently speaks at top business schools and professional conferences contributing his perspective on issues regarding hedge fund activism, corporate governance reform, effective stakeholder communications and shareholder value improvement initiatives. He also is a founding board member of Nightlight Foundation, LLC, a non-profit organization designed to support individuals with autism through affordable, supervised residential living. Mr. Park earned a B.S. from Delaware Valley College and his MBA from Trinity College in Dublin, Ireland.
Qualifications. Mr. Park was appointed to the Board as part of the settlement with the Stockholder Group.
Directorships. Mr. Park currently serves as a director of Deer Valley Corporation, manufacturer of factory built homes.
Michael J. Tedesco has served as a member of our Board of Directors since October 2014.
Background.  Mr. Tedesco is the founder and Managing Member of Wellspring Growth Partners LLC, an investment firm that also provides capital raising, corporate development and strategic advisory services to growth companies in the technology and consumer products sectors, and has held that position since March 2015.  From January 2011 until July 2014, Mr. Tedesco served as Head of US M&A and Global Technology M&A at Jefferies, a leading growth-oriented independent investment bank.  Prior to Jefferies, from September 1994 until December 2010, Mr. Tedesco served in roles including head of Global Technology M&A and Co-Head of Americas Technology Banking at Citigroup and its predecessor Salomon Brothers. He is an investor in and advisor to a number of privately held software, consumer internet, eCommerce and enterprise technology businesses.  He serves on the board of privately held GeoScale, a provider of software and technology solutions to the oil and gas discovery and production industry.
    Qualifications. Mr. Tedesco’ qualifications to serve on our Board of Directors include, among other skills and qualifications, his current activities as founder and Managing Member of Wellspring Growth Partners LLC, an investment and advisory firm.  Mr. Tedesco has advised boards and CEOs on high profile, complex corporate transactions for technology companies both large and small.
Directorships. Mr. Tedesco does not currently serve on the board of directors of any public company other than iPass.

There are no family relationships among any of our executive officers and directors.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE

Independence of the Board of Directors
As required under the Nasdaq Listing Rules, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board of Directors consults with our legal counsel to ensure that the Board of Directors’ determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the Nasdaq Listing Rules, as in effect from time to time.
Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and iPass, our senior management and our independent registered public accounting firm, the Board of Directors affirmatively has determined that all of our directors, including former directors who were serving as directors during any portion of 2014 or 2015, are independent directors within the meaning of the applicable Nasdaq Listing Rules, except for Evan Kaplan, who was our Chief Executive Officer and a director until March 2015, and Mr. Griffiths, who was independent until he became an employee of iPass in February 2015 and our President and Chief Executive Officer in March 2015.
Diversity of the Board of Directors
In considering diversity, the Board of Directors and Corporate Governance and Nominating Committee views “diversity” as diversity of experience and expertise. The Board of Directors and Corporate Governance and Nominating Committee believe that having a Board of Directors diverse in experience and expertise enables the Board of Directors, as a group, to guide the company and management and to fulfill its role of oversight and stewardship. However, neither the Board of Directors nor the Corporate Governance and Nominating Committee has developed a policy with respect to diversity in identifying nominees for director, other than the consideration of diversity when assessing nominees as set forth in our corporate governance guidelines.
The Board of Directors’ Leadership Structure
The Board of Directors has determined that having an independent director serve as Chairman of the Board is in the best interest of stockholders at this time. This structure has been particularly useful given the strategic initiatives undertaken by iPass to turnaround our business. The structure ensures a greater role for the independent directors in the oversight of iPass and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board of Directors. The Board of Directors believes this leadership structure also is preferred by a significant number of our stockholders.
The Board of Directors’ Role in Risk Management
The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of iPass’ risks. The Board of Directors regularly reviews information regarding the risks associated with our strategy, business, operations, regulatory and financial position. The Compensation Committee of the Board of Directors is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Corporate Governance and Nominating Committee manage risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Information Regarding the Board of Directors and its Committees
Mr. Beletic has been the Chairman of the Board since November 2008.
Our Board of Directors has an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. The following table provides membership information for 2014 for each of the committees:

Name	Audit	Compensation	Corporate Governance and Nominating
John D. Beletic		X	X(2)
Peter C. Clapman(3)	X		X(2)
Gary A. Griffiths(5)	X	X(1)
Robert J. Majteles	X(1)
Michael J. Tedesco(4)	X

(1)	Committee Chairperson

(2)
Mr. Clapman served as the Committee Chairperson of the Corporate Governance and Nominating Committee until his resignation from the Board of Directors on September 25, 2014, at which time Mr. Beletic was appointed as the Committee Chairperson.

(3)	Mr. Clapman resigned from the Board of Directors on September 25, 2014.

(4)	Mr. Tedesco was appointed as a member of the Board of Directors and the Audit Committee on October 1, 2014.

(5)	Mr. Griffiths is no longer a member of any committee. See the changes in committee composition described immediately below.
On February 22, 2015, Mr. Chang was appointed as a member of the Board of Directors, and a member of the Audit Committee and the Compensation Committee, at which time Mr. Griffiths ceased to be a member of those committees. On April 21, 2015, Mr. Panos was appointed to the Audit Committee (and Mr. Chang ceased to be a member of that Committee), and Mr. Toney was appointed as a member of the Compensation Committee. Each of Mr. Karp, Mr. Morrison and Mr. Park joined the Board in May 2015, and has not yet been appointed to any committee.
Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to iPass.
Audit Committee
The Audit Committee of the Board of Directors oversees our corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews, and approves the independent registered public accounting firm to perform, any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by iPass regarding internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets with management and the independent registered public accounting firm to review our annual audited financial statements, quarterly financial statements, quarterly earnings releases and disclosures in our Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. The Audit Committee met nine times during 2014. Our Audit Committee Charter is available on our website at investor.ipass.com.
The Board of Directors has reviewed the Nasdaq Listing Rules definition of “independence” for Audit Committee members and has determined that all members of our Audit Committee, both in 2014 and currently, are independent (as independence is currently defined in Rule 5605(c)(2) of the Nasdaq Listing Rules). The Board of Directors has determined that for 2014, Mr. Majteles qualified as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission (SEC) rules. The Board of Directors made a qualitative assessment of Mr. Majteles’ level of knowledge and experience based on a number of factors, including his formal education and experience as Chief Executive Officer of three companies; CAMAX, ULTRADATA and Citadon and his experience serving on the audit committees of a number of public companies.
Compensation Committee
The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for iPass. The Compensation Committee: reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; reviews and approves the compensation and other terms of employment of our Chief Executive Officer; reviews and approves the compensation and other terms of employment of the other officers; and administers our stock option and purchase plans, and other similar plans and programs. All members of our Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq Listing Rules). The Compensation Committee met seven times during 2014, and acted via unanimous written consent seven times. Our Compensation Committee Charter is available on our website at investor.ipass.com.
The processes used by the Compensation Committee for the consideration and determination of executive officer compensation consist of the following:

•	meeting regularly to review and evaluate compensation matters;

•	evaluating the Chief Executive Officer’s recommendation regarding the amount and form of compensation for other executive officers;

•	analyzing third party survey data in connection with establishing the amount and form of the Chief Executive Officer’s compensation; and

•	analyzing third party survey data in connection with evaluation of compensation matters.
The Compensation Committee may, under its charter, form and delegate all or some of its authority to one or more subcommittees of the Compensation Committee. No subcommittees are currently formed. The Compensation Committee has full access to all of our books, records, facilities and personnel as deemed necessary or appropriate by any member of the Compensation Committee to discharge his or her responsibilities under its charter. The Compensation Committee has the authority to obtain, at our expense, advice and assistance from internal or external legal, accounting or other advisors and consultants. In addition, the Compensation Committee has sole authority to retain and terminate any compensation consultant to assist in the evaluation of Chief Executive Officer or senior executive compensation. The Compensation Committee has the authority to incur other reasonable expenditures for external resources that the Compensation Committee deems necessary or appropriate in the performance of its duties.
The Committee engaged Barney & Barney LLC, in October 2011, to perform a comprehensive executive compensation study. Barney & Barney was instructed to review the compensation paid to executive officers at comparable companies. The results of this study, which we believe are still relevant, were considered by the Compensation Committee in connection with compensation decisions made in 2014. The Compensation Committee reviews on at least an annual basis the six factors required by NASDAQ to be reviewed by the

Compensation Committee regarding the compensation consultant prior to receiving advice from the compensation consultant.
The specific determinations of the Compensation Committee with respect to executive compensation, for fiscal 2014, as well as additional information regarding the role of Barney & Barney, are described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of iPass, reviewing and evaluating incumbent directors, recommending to the Board of Directors for selection candidates for election to the Board of Directors, making recommendations to the Board of Directors regarding the membership of the committees of the Board of Directors and assessing the performance of the Board of Directors. All members of the Corporate Governance and Nominating Committee are independent (as independence is currently defined in Rule 5605(a) (2) of the Nasdaq Listing Rules). The Corporate Governance and Nominating Committee met two times during 2014. Our Corporate Governance and Nominating Committee Charter is available on our website at investor.ipass.com.
The Corporate Governance and Nominating Committee has established specific, minimum attributes that would be desirable for a potential candidate to have to serve on our Board of Directors. The Corporate Governance and Nominating Committee will consider all of the relevant qualifications of candidates for the Board of Directors, including the following minimum qualifications: possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of iPass, having demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. The Corporate Governance and Nominating Committee will also consider the current needs of the Board of Directors and iPass, including whether the candidates for the Board of Directors will be independent for Nasdaq purposes. In the case of incumbent directors whose terms of office are set to expire, the Corporate Governance and Nominating Committee will also review such directors’ overall service to iPass during their term, and any relationships and transactions that might impair such directors’ independence. The Corporate Governance and Nominating Committee will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. To date, the Corporate Governance and Nominating Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.
The Corporate Governance and Nominating Committee will consider director candidates recommended by stockholders. The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Corporate Governance and Nominating Committee at the following address: 3800 Bridge Parkway, Redwood Shores, CA 94065. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
MEETINGS OF THE BOARD OF DIRECTORS
The Board of Directors met ten times during 2014 and during those meetings met four times in person without the CEO or other members of management present.  Each director attended at least 75% of the aggregate of the meetings of the Board of Directors and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Our Board of Directors has adopted a formal process by which stockholders may communicate with the Board of Directors or any of our directors. Stockholders who wish to communicate with the Board of Directors may do so by sending written communications addressed to the Corporate Secretary of iPass at 3800 Bridge Parkway, Redwood Shores, California 94065. All communications should include the number of shares of iPass common stock held and will be forwarded by the Corporate Secretary of iPass to the Board of Directors or the individual directors, as designated. All communications directed to the Audit Committee in accordance with our policy regarding accounting matters complaint procedures that relate to questionable accounting or auditing matters involving iPass will be promptly and directly forwarded to the Audit Committee.
CODE OF CONDUCT AND ETHICS
We have adopted a code of conduct and ethics that applies to all members of our Board of Directors and employees, including the principal executive officer, principal financial officer and principal accounting officer. This code of conduct and ethics is posted on our website at www.ipass.com, and our code of conduct and ethics may be found as follows:

1.	From our main web page, roll over “About”;

2.	Next, click on “Investors”;

3.	Scroll to the bottom of the page on the Investor’s site;

4.	Then, click on “Corporate Governance”; and

5.	Finally, under “Governance Documents”, click on “Code of Conduct”.
We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendments to, or waivers from, a provision of this code of conduct and ethics by posting such information on our website, at the address and location noted above.
PROHIBITION OF HEDGING TRANSACTIONS
We have adopted a stock trading policy that prohibits our directors, officers and employees from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our stock.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2014, with management of iPass. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in iPass’ Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

AUDIT COMMITTEE:

Robert J. Majteles, Chairman
Michael Chang(2)
Gary A. Griffiths(2)
Michael J. Tedesco(3)

¹
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of iPass under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

[2]
Mr. Griffiths served as a member of the Audit Committee for all of 2014 and continued to serve on the Audit Committee in 2015 until February 22, 2015. On February 22, 2015, Michael Chang was appointed to the Board, and was appointed as a member of the Audit Committee to replace Mr. Griffiths. On April 21, 2015, Mr. Panos was appointed to the Audit Committee and Mr. Chang ceased to be a member of that Committee.

[3]	Mr. Tedesco was appointed as a member of the Audit Committee on October 1, 2014.

PROPOSAL 2
RATIFICATION OF INDEPENDENT AUDITORS
The Audit Committee of the Board of Directors has selected Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015, and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.  Grant Thornton LLP was appointed by our Audit Committee in May 2015 to be our independent registered public accounting firm. Until its dismissal in May 2015, KPMG LLP audited our financial statements since May 2002. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of iPass and our stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Grant Thornton LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table represents aggregate fees billed to iPass for fiscal years ended December 31, 2014, and December 31, 2013, by KPMG LLP, our independent registered public accounting firm:

Fee Category	2014 Fees	2013 Fees
Audit Fees	$1,366,081	$1,023,500
Audit-Related Fees	—	—
Tax Fees	90,050	50,355
All Other Fees	—	—
Total Fees	$1,456,131	$1,073,855
Audit Fees. Consists of fees for professional services rendered for the audit of iPass’ consolidated financial statements and internal controls over financial reporting, review of the interim consolidated financial statements included in quarterly reports, review of the tax provision in iPass’ financial statements, comfort letters and consents and services that are normally provided by KPMG LLP in connection with statutory audits and regulatory filings or engagements as well as certain out-of-pocket expenses incurred by KPMG LLP in connection with services provided to iPass. In addition, 2014 and 2013 audit fees included professional services rendered in connection with the audit of the discontinued operations, and the implementation of iPass’ new enterprise resource planning system, respectively.
Tax Fees. Consists of fees for professional services rendered for tax compliance, tax audit assistance and tax planning.
All of these services were approved by the Audit Committee prior to the services being rendered to us.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Previous Independent Registered Public Accounting Firm
On May 20, 2015, iPass Inc. notified KPMG LLP of its dismissal as iPass's independent registered public accounting firm effective as of that date. The decision to change independent registered public accounting firms was approved by iPass's audit committee of the board of directors.
The audit reports of KPMG LLP on the consolidated financial statements of iPass as of and for the years ended December 31, 2014 and 2013 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.
During the two fiscal years ended December 31, 2014 and 2013, and the subsequent interim period through May 20, 2015, the date of KPMG LLP's dismissal, there were no: (1) disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused KPMG LLP to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).
KPMG LLP’s letter to the SEC stating its agreement with the statements in these paragraphs is filed as Exhibit 16.1 to this Current Report on Form 8-K.
New Independent Registered Public Accounting Firm
On May 22, 2015, iPass engaged Grant Thornton LLP as its new independent registered public accounting firm, effective immediately. The decision to engage Grant Thornton LLP as iPass's independent registered public accounting firm was approved by iPass's Audit Committee. During the years ended December 31, 2014 and 2013, and through May 22, 2015, the date of Grant Thornton LLP's engagement, iPass did not consult with Grant Thornton LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.
PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
At the 2011 Annual Meeting of Stockholders, we solicited the advice of our stockholders as to how often our stockholders would like to cast an advisory vote on executive compensation, and our stockholders indicated their preference that we solicit a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “say-on-pay vote,” every year. Our Board of Directors has adopted a policy that is consistent with that preference. In accordance with that policy, and pursuant to Section 14A of the Securities Exchange Act of 1934, we are asking the stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of iPass’ named executive officers and the philosophy, policies and practices described in this Proxy Statement.
The compensation of iPass’ named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this Proxy Statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles, strongly aligned with our stockholders’ interests and consistent with current market practices. Compensation of iPass’ named executive officers is designed to enable iPass to attract and retain talented and experienced executives to lead iPass successfully in a competitive environment.
Our compensation programs are designed to pay for performance. As described under the caption “Compensation Discussion and Analysis” later in this Proxy Statement, the cash compensation programs for our named executive officers include a significant portion of “at-risk” performance-based pay.  For 2014, 40% of our CEO’s target cash compensation and 28%-38% of our other named executive officers’ target cash compensation was performance-based. According to Board Advisory LLC’s analysis, this mix of “at-risk” performance-based pay is well aligned with the practices of our peer group and industry.
Our compensation programs are designed to incentivize achievement of both short term and long term performance results. We utilize a combination of financial and strategic metrics (and, for executives other than the Chief Executive Officer, individual goals) to evaluate performance under our short-term incentive plan. Results are measured on both a quarterly and annual basis, with above target awards earned for sustained strong performance over multiple quarters. Our long-term incentive program is designed to reward executives for positive returns to stockholders over multiple years. Together, these incentive programs reflect a holistic view of performance in alignment with our business’ strategic and operating plans.
Our compensation programs are designed to align our executives’ interests with our stockholders’ interests. A substantial portion of our executives’ annual compensation for 2014 consisted of performance-accelerated service-vested restricted stock awards that are subject to vesting over multiple years, subject to acceleration in the event of iPass achieving specified levels of Open Mobile quarterly revenues. The use of restricted stock awards is intended to provide strong retention value during our period of continued transition, while simultaneously aligning our executives’ interests with those of our stockholders in the long-term value of iPass stock.
Our compensation programs are designed to be fair and competitive. Our Compensation Committee comprises only independent directors, and executive compensation decisions are made only after careful deliberation, with the decision making process typically spanning multiple Compensation Committee meetings. The Compensation Committee considers a range of factors when applying its judgment to compensation matters and retains an independent compensation consultant to advise it on competitive market trends and governance best practices.
Accordingly, the Board of Directors is asking the stockholders to indicate their support for the compensation of iPass’ named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to iPass’ named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement, is hereby APPROVED.”
Because the vote is advisory, it is not binding on the Board of Directors or iPass. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board of Directors and, accordingly, the Board of Directors and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Advisory approval of this Proposal 3 requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3

EXECUTIVE OFFICERS
Set forth below is information regarding our executive officers as of June 1, 2015.

Name	Age	Position
Gary A. Griffiths	65	President, Chief Executive Officer and Director
Darin R. Vickery	50	Vice President, Chief Financial Officer and Secretary
Patricia R. Hume	58	Chief Commercial Officer
Gary A. Griffiths. See Mr. Griffiths’ biography under Proposal 1 - Election of Directors, above.

Darin R. Vickery has served as our Vice President, Chief Financial Officer and Secretary since June 1, 2015. Mr. Vickery served as our Vice President and Corporate Controller since August 2012. From August 2010 to August 2012, Mr. Vickery was our Director of Accounting Operations. From September 2009 to August 2010, Mr. Vickery was an accounting and auditing consultant to iPass. From 2000 to September 2009, Mr. Vickery was an independent consultant providing accounting, auditing, and financial consulting services to a number of public companies in Silicon Valley, including providing outsourced internal audit oversight, internal control design and implementation, interim accounting operations management, and SEC reporting support. From 1989 to 1999, Mr. Vickery was with PricewaterhouseCoopers LLC in its auditing and consulting practice areas. Mr. Vickery is a certified public accountant (current status inactive) and holds a B.A. in economics from the University of Colorado and an M.B.A. in finance from the University of Texas.
Patricia R. Hume has served as our Chief Commercial Officer since February 2015.   From May 2013 to February 2015, Ms. Hume served as the President of Trapit, Inc., a company focused on Internet information discovery, where she was responsible for sales, marketing, business development, and customer success worldwide.  From November 2012 to April 2013, Ms. Hume was the Chief Revenue Officer at Visier Corporation, where she was responsible for global sales and business development.   Prior to Visier, Ms. Hume was the Worldwide Vice President of Sales at Convio from August 2011 until Convio’s acquisition by Blackbaud in October 2012 where she was responsible for GTM planning, global sales, business development and channels.   From December 2007 to July 2011, Ms. Hume was the Senior Vice President of Global Indirect Channels at SAP AG where he was responsible for GTM planning and the global revenue derived from SAP's channel partners.   Previous to SAP AG, Ms. Hume worked in senior management positions at a number of high-tech companies including Avaya, IBM and Lotus.   Ms. Hume received a Bachelor of Science degree in Economics from the University of Scranton.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of June 1, 2015, except as otherwise specified in the footnotes to the table, by: (a) each director and nominee for director; (b) each of the executive officers named in the Summary Compensation Table presented in this Proxy Statement; (c) all current executive officers and directors of iPass as a group; and (d) all those known by us to be beneficial owners of more than five percent of our common stock. Unless otherwise provided, the stockholder referenced has sole voting and investment power with respect to the outstanding shares listed. All percentages in this table are based on a total of 64,915,532 shares of common stock outstanding on June 1, 2015.

Name and Address of Beneficial Owner	Shares Issuable Pursuant to Options Exercisable Within 60 Days of June 1, 2015	Beneficially Owned (Including the Number of Shares Shown in the Column to the left)
		Shares	Percent
Evan L. Kaplan	1,014,336	1,797,809	2.7%
Karen J. Willem	243,750	453,750	*
June L. Bower	127,500	127,500	*
Barbara M. Nelson	305,067	436,606	*
Renatus Hendrikse	114,062	129,392	*
John D. Beletic(1)	439,623	620,916	1.0%
Peter C. Clapman	196,785	286,785	*
Gary A. Griffiths(2)	199,355	1,373,355	2.1%
Robert J. Majteles	199,355	566,252	*
Samuel L. Schwerin(3)	150,480	5,750,844	8.8%
Michael M. Chang	—	85,000	*
Michael J. Tedesco	—	60,000	*
David E. Panos	—	10,000	*
Laurence M. Toney	—	10,000	*
Richard A. Karp(4)	—	360,000	*
Brent S. Morrison(5)	—	19,100	*
Damien J. Park	—	25,000	*
Entities affiliated with Millennium Technology Value Partners, L.P.(6)	—	5,540,364	8.5%
C. Silk & Sons, Inc., d/b/a Silk Investment Advisors(7)	—	3,849,585	5.9%
All current directors and executive officers as a group (12 persons)(8)	910,833	3,467,123	5.3%

*Less than one percent (1%).

(1)	Includes 54,000 shares held in the John and Anne Beletic Partnership LTD, 32,000 shares held in the Drexel Partnership LTD and 161 held by Anne Beletic.

(2)
Includes 5,000 shares held in the Belle Griffiths Inherited IRA, 5,000 shares held in the Belle Griffiths IRA, 5,000 shares held in the Gary Griffiths SEP IRA, 5,000 shares held in the Gary Griffiths IRA, 15,000 shares held in the Griffiths Family Trust and 34,000 shares held in a custodial account for Gary and Ryan Griffiths.

(3)
Includes 5,540,364 shares held by funds affiliated with Millennium Technology Value Partners Management, L.P. (“Millennium Management”). Mr. Schwerin is the managing member of Millennium TVP (GP), LLC (“Millennium TVP”), which is the general partner of Millennium Management. Mr. Schwerin disclaims beneficial ownership of the shares held by Millennium Management and its affiliated entities except to the extent of his pecuniary interest therein. Mr. Schwerin’s address is the same as Millennium Management’s address, as set forth in footnote 6 below.

(4)	Includes 150,000 shares held by the Richard A. Karp Charitable Foundation, over which Mr. Karp has sole voting and investment power.

(5)	Includes 5,600 shares held by ZCM Opportunities Fund, over which Mr. Morrison has sole investment power.

(6)
Millennium Technology Value Partners, L.P. (“Millennium LP”) has sole voting and dispositive power over 2,740,713 shares. Millennium Technology Value Partners (RCM), L.P. (“Millennium RCM”) has sole voting and dispositive power over 2,799,651 shares. Technology Value Partners Management, L.P. (“Millennium Management”) is the general partner of Millennium LP and Millennium RCM, Millennium TVP (GP), LLC (“Millennium TVP”) is the general partner of Millennium Management and Mr. Schwerin is the managing member of Millennium TVP, and each may be deemed to have sole voting and dispositive power over the shares Millennium LP and Millennium RCM. Each of the entities disclaims beneficial ownership of the securities it does not directly own. The address for each of the entities affiliated with Millennium Management is 32 Avenue of the Americas, 17th Floor, New York, NY 10013. The data regarding the stock ownership of the entities affiliated with Millennium Management is as of October 16, 2014, from the Schedule 13G filed by such persons on October 20, 2014.

(7)
C. Silk & Sons, Inc., d/b/a Silk Investment Advisors ("C. Silk & Sons") has sole voting and dispositive power over such shares. The address for C. Silk & Sons is 24 Hearthstone Drive, Medfield, MA 02052. The data regarding the stock ownership of C. Silk & Sons is as of April 20, 2015, from the Schedule 13D filed by such persons on April 20, 2015.

(8)	See also footnotes (1), (2), (4) and (5).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires iPass’ directors and executive officers, and persons who own more than ten percent of a registered class of iPass’ equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of iPass. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish iPass with copies of all Section 16(a) forms they file.
To iPass’ knowledge, based solely on a review of the copies of such reports furnished to iPass, during the fiscal year ended December 31, 2014, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Business Overview and Strategy
We are a global Wi-Fi roaming market leader for enterprise employees and service provider subscribers. We knit the world’s commercial Wi-Fi networks together to create a single global Wi-Fi network. With the massive acceleration of the broader Wi-Fi industry, in which mobile phones, tablets and laptops are Wi-Fi enabled, and in which Wi-Fi has become the preferred connectivity option for billions of devices, we believe that we are uniquely positioned to take advantage of the expanding global demand for Wi-Fi services.
We provide global enterprises and telecommunication carriers with cloud-based mobility management and Wi-Fi connectivity services. Through our proprietary technology platform and our global Wi-Fi network, we offer enterprises cross-device, cross-network, seamless Wi-Fi connectivity services and significant cost savings. We also offer global telecommunication carriers Wi-Fi enablement services that allow these carriers the ability to monetize their Wi-Fi networks and enable data roaming solutions for their subscribers.
Our compensation structure is designed to support our business strategy by providing incentives to executives to successfully execute our business strategy and operate our business in a financially efficient manner, as well as retain our executive talent. In 2014, we delivered on a number of key business initiatives, including increasing momentum for our Open Mobile growth engine and gaining additional traction in our Open Mobile Exchange business by signing new technology partners.
Executive Compensation Guiding Principles
We compete for executive talent in the Silicon Valley which is among the most volatile and fast-moving labor markets in the world. In order to attract, motivate, and retain key executive officers with the ability to drive our success, the Compensation Committee (the “Committee”) has established our compensation program to be competitive with that of other companies with which we compete for talent, and provide our executives incentives to drive stockholder value over the long-term. The Committee has established the following principles to guide the design and operation of our executive compensation program:

•	Compensation programs must enable us to attract and retain talent from the internet software and services industry and technology industries in general;

•	Incentive awards will be based on financial results and strategic goals that support our long-term business objectives;

•	Incentive programs must motivate desired behaviors and reward executive officers based on results, not effort; and

•	The compensation strategy should be straightforward and easy to understand to facilitate clear communication of expectations to executive officers and stockholders.
The Committee reviews these principles periodically to ensure continued alignment with our business strategy. In addition, the Committee considers relevant business and external factors in determining how to implement these principles from year-to-year.
Summary of Executive Compensation Practices and Policies
We have implemented a number of policies and practices to drive performance, mitigate excessive risk taking and promote alignment of executive and shareholder interests. A summary of these policies and practices is below.

What We Do

•	Place a significant percentage of compensation at risk;

•	Include double-trigger change in control provisions ;

•	Review historical compensation and realizable compensation projections when making executive compensation decisions;

•	Prohibit hedging transactions and short sales;

•	Utilize an independent compensation consulting firm which provides no other services to iPass; and

•	Provide reasonable post-employment provisions.
What We Don’t Do

•	No re-pricing of underwater Stock Options;

•	No inclusion of the value of equity awards in severance calculations;

•	No excise tax gross-up upon a change in control; and

•	No perquisites or supplementary retirement benefits.
Key 2014 Compensation Decisions
In 2014, the Committee made the following key decisions regarding the compensation program for executive officers:

•
Maintained the same base salaries and annual incentive opportunities as the prior year, with the exceptions of (1) Ms. Nelson, who received a base salary increase in July 2014, and (2) Ms. Willem, who received a $50,000 discretionary bonus in recognition of iPass' achievement and her personal performance in the sale of our Unity Managed Network Services business unit;

•
Revised the metrics and weights in the Executive Management Bonus Plan to provide increased emphasis on monetization of customers through Open Mobile revenue. The Committee adjusted the metrics in the fourth quarter to align with the then-current revenue goals of iPass; and

•
Granted executives equity that consisted primarily of performance-accelerated restricted stock awards to provide retention value in a range of performance scenarios, while simultaneously motivating achievement of targeted Open Mobile revenue goals in support of the long-term business strategy.

The Role of Stockholder Say-on-Pay Votes
At our 2013 Annual Meeting of Stockholders, the last annual meeting before we established executive compensation for 2014, we provided our stockholders with the opportunity to cast an advisory vote on our executive compensation. Our stockholders approved 2012 compensation of our named executive officers with 94.7% of the shares present and entitled to vote at the meeting voting "for" approval. The Committee viewed this approval as an endorsement of our compensation policies and practices and continued to conduct itself consistent with past practice in establishing 2014 executive compensation in April 2014. At our 2014 Annual Meeting of Stockholders, which was held after we established executive compensation for 2014, we again provided our stockholders with the opportunity to cast an advisory vote on our executive compensation. Our stockholders approved 2013 compensation of our named executive officers with 71.1% of the shares present and entitled to vote at the meeting voting “for” approval. Although the stockholder vote is non-binding, the Committee will consider the outcome of these and future votes when making future compensation decisions for our executive officers.

Market Positioning Philosophy
In general, the Committee targets the 50th percentile, defined as the middle point of relevant peer group and survey market data (the median), for each element of compensation and with respect to total compensation. The Committee has determined this is an appropriate target market position as it has generally allowed us to attract and retain the level of executive talent we believe will improve operational performance and stockholder value. The Committee in certain circumstances establishes compensation above the market median of the peer group based on an executive officer’s experience and proficiency and our desire to attract or retain the executive officer. The positioning of each element of compensation may also vary based on broader considerations, such as the desired pay mix for certain roles, or the impact of compensation decisions on accounting expense or stockholder dilution.
In December of 2012, the Committee retained an external compensation consultant to benchmark executive compensation, which we believe is still relevant. The Committee selected peer companies primarily based on industry similarity and company size, which is measured by revenue and enterprise value. The Committee considered company size as a proxy for executive job complexity. The Committee also used industry criteria to produce a set of peer companies that represent a sampling of executive labor for which we compete. The Committee chose the peer group based on the following criteria: Public companies located in the U.S. in the software and services, communication equipment, IT services and computer peripherals industries with revenue between $70 million and $280 million, market capitalization below $800 million and approximately 150 to 2,000 employees. The peer group used for making 2014 compensation consisted of:

Actuate Corporation	Callidus Software	CSP Inc.	Dialogic*	Dot Hill Systems Corporation
DSP Group Inc.	Echelon	Epiq Systems Inc.	Falconstor Software Inc.	Liveperson Inc.
Marchex Inc.	Monotype Imaging Hldg.	Nortech Systems Inc.	Pericom Semiconductor Corporation	ShoreTel
Sigmatron International	SMTC Corporation	TeleNav	Vocus Inc.*	XO Group
* Dialogic and Vocus Inc. were subsequently acquired in 2014.
The compensation program is designed to provide downside risk and upside potential aligned with performance. Below target cash compensation is earned if performance goals are not achieved. Above target incentive cash compensation may be earned when annual performance objectives are exceeded.
To ensure alignment of executive compensation with the above internal objectives and external market practice, the Committee conducts a regular assessment of executive compensation versus the market with assistance from an external consultant. This assessment typically includes an evaluation of base salary, annual incentive opportunities, and long-term incentives against the compensation practices of the peer group of companies described above. For select executives, the Committee also analyzed compensation practices from the broader industry through published survey compensation data. Published survey data analyzed consisted of U.S. technology companies with revenue between $50 million and $500 million. The peer group data provides highly specific data on executive officer compensation for all elements of pay, whereas the broader industry published survey data provides market information on a job-by-job basis. The Committee takes the market assessment into consideration, in concert with other factors, when making decisions regarding executive compensation design and taking other specific actions. For decisions regarding 2014 compensation, the Committee relied on the results of an assessment provided by the Committee's independent advisor in December 2012.
Role of Chief Executive Officer and Management in Compensation
As President and Chief Executive Officer in 2014, Mr. Kaplan, in consultation with the Vice President of Worldwide Human Resources & Administration, provided the Committee with the following:

•	Input and advice on hiring and succession planning considerations;

•	Recommendations on the design, structure and opportunities associated with quarterly incentive and long-term equity incentive compensation;

•	Information on recruiting and hiring trends and key employment statistics; and

•	Other information as requested by the Committee.
The Chief Executive Officer, Vice President of Worldwide Human Resources & Administration and Chief Financial Officer typically attend Committee meetings. However, at each in-person meeting the Committee generally holds an executive session without management present. In addition, Mr. Kaplan was not present during the deliberations or voting with regard to his own individual compensation package.
Compensation Consultant
In 2014, the Committee retained Board Advisory LLC to advise the Committee with respect to its responsibilities related to the company’s executive compensation programs. Board Advisory LLC reports directly to the Committee Chairman. During 2014, the Committee reviewed the six independence factors required by the Dodd-Frank Act and determined that no conflict of interest exists. Because Board Advisory LLC does not perform any other services for iPass and had no existing relationships with Committee members or iPass that would impact its independence, the Committee concluded that the advice it received from Board Advisory LLC was objective.
Compensation and Benefits Elements
The Committee uses four core compensation and benefits elements to provide a competitive overall compensation and benefits package to executive officers that is tied to creating stockholder value and supporting the execution of our business strategies, as follows:

Compensation Elements and Benefits	Description and Key Objectives
Base Salary	Fixed pay intended to directly compensate executives for the time and service they provide in their respective roles

Quarterly Cash Incentives	Variable pay component intended to reward executives for the achievement of our short-term objectives

Long-term Equity Incentives (which has historically included Stock Options, Restricted Stock and Performance Share Awards)	Variable compensation intended to retain, motivate and reward executives for the achievement of our long-term objectives, including the creation of stockholder value

401(k) and other benefits also provided to the broader employee population	Benefit programs that are intended to provide executives with competitive retirement savings and health and welfare protections
The Committee determines the target value of each compensation element primarily based on data collected during the competitive market assessment. In addition to reviewing competitive market values, the Committee considers other factors in managing target compensation levels each year, including the impact of equity grants on dilution, the accounting costs associated with equity award vehicles, the tax implications of various compensation elements for iPass and our executives, and iPass’ cash flow requirements.

The Committee establishes the total compensation package with the intent to provide a competitive level of compensation and benefits to executives, while placing an increasing emphasis on variable pay for performance at more senior levels in the organization, as more senior executives are more likely to be able to impact company performance. The emphasis on long-term compensation versus short-term compensation (and the emphasis on equity rewards versus cash compensation), also increases at more senior levels. The specific purpose and mechanics of each compensation element is described in more detail below.
The Committee also takes into consideration factors specific to the individual executive officer, such as individual performance, past compensation, role in executing our strategic plans and relative positioning to other executives within iPass when taking specific actions relating to compensation. For example, the Committee considers historical compensation outcomes (such as expected gain on unvested equity awards) in determining the level and timing of annual equity awards. The Committee reviews and considers each component for each executive officer before making compensation decisions.
Currently, we do not offer our executive officers any perquisites or supplemental retirement benefits.
Base Salary
We provide salaries to executive officers as compensation for defined job responsibilities and services to iPass. The Committee bases annual salary determinations on competitive assessment, experience and proficiency in the role, the need to retain key talent and individual and company performance.
The Committee reviews executive base salaries annually based on the results of the annual market assessment and target competitive positioning (market median). Other factors taken into consideration in making base pay adjustments include individual performance and changes to role or responsibilities.
In 2014, the Committee determined that no changes to base salary for executives employed the prior year were necessary as salaries remained within a competitive range of market median, with the exception of Ms. Nelson. Ms. Nelson’s base salary was increased 15.6% in July 2014 to recognize the increase in her responsibilities and to improve internal equity with others in the organization. Mr. Hendrikse was promoted to the position of Vice President, Worldwide Sales on October 28, 2014. No base salary increase was provided to Mr. Hendrikse at the time of his promotion as the Committee determined that his compensation was aligned with the market and his proficiency level.
Quarterly Cash Incentives
The Committee pays cash bonuses as an incentive to executive officers to focus on achieving near term operational and financial objectives that are important to the longer-term success of our business. The Committee has determined that quarterly cash incentives are appropriate for the organization given the rapidly changing business environment in which iPass operates. The Committee sets goals at the beginning of the fiscal year and reviews and approves payouts quarterly.
The Committee selected performance metrics and established target goals for each metric in alignment with iPass’ business strategy and to reflect realistic expectations for the business as it continues to grow the Open Mobile business. The intention of the incentive program is to motivate executives and provide a bridge to future value creation. Consequently, the Committee expected that goals would be achieved at or near the target 100% level if iPass performed in accordance with our operating plan. In the event the target goal was met, actual bonus would be paid out at 100% of target bonus. The Committee also establishes lower and upper boundaries for most corporate objectives, as described below.

Target Award Amounts: The Committee determines target annual bonus amounts for each executive officer at the beginning of the plan year. The Committee considered bonus opportunities relative to peers, the desired mix between fixed and variable compensation, and the resulting target total cash compensation (annual base salary plus target annual bonus) relative to peers. In 2014, the Committee determined that no changes to the target annual bonus amounts for executives employed the prior year were necessary as target annual bonus amounts remained within a competitive range of market median. Mr. Hendrikse was promoted to the position of Vice President, Worldwide Sales on October 28, 2014. No target annual bonus increase was provided to Mr. Hendrikse at the time of his promotion as the Committee determined that his compensation was aligned with the market and his proficiency level. Target annual bonus amounts for each named executive officer in 2014, in dollars and as a percent of base salary, are summarized in the table below:

Executive	2014 Target Bonus (% of Base Salary)	2014 Target Bonus (Dollars)
Evan L. Kaplan	66%	$300,000
Karen J. Willem	50%	$150,000
June L. Bower	52%	$140,000
Rene Hendrikse	62%	$132,360
Barbara M. Nelson	42%	$100,000
Performance Measures and Weightings: The Committee chooses the metrics used to evaluate executive performance to motivate executives to achieve our near-term operational and financial objectives. For 2014, the bonuses were linked to corporate performance results under the 2014 Executive Management Bonus Plan with the exception of Mr. Hendrikse. Mr. Hendrikse was promoted to the position of Vice President, Worldwide Sales on October 28, 2014, and completed 2014 under the sales compensation program rather than under the 2014 Executive Management Bonus Plan.
The Committee established the metrics to emphasize the achievement of key operational and financial objectives for our Open Mobile business and iPass as a whole. The specific weightings and definition of each metric, as well as the rationale the Committee used for selecting each metric, is described below.

2014 Executive Management Bonus Plan Performance Metrics, Weighting and Award Calculation
Metrics and Weightings: The 2014 Executive Management Bonus Plan (also referred to as the “2014 Executive Incentive Plan”) was approved by the Committee in April 2014. The plan focuses entirely on Open Mobile revenue as a performance metric to establish the amount of bonus to be paid, provided that minimum adjusted EBITDA thresholds are met.

Metric	Weighting	Definition	Rationale
Total Open Mobile Revenue	100%	Open Mobile revenue, consistent with how the company calculates and reports revenue in its public filings.	Measures ability to monetize enterprise and consumer customers of the Open Mobile platform.
Adjusted EBITDA	*	Adjusted EBITDA, as reported by iPass in our quarterly earnings reports, and as further adjusted to remove the impact of foreign exchange gains and/or losses.	Measures operating profitability.
*Does not operate as a measure to determine level of bonus, but rather as a threshold required to be met for any bonus to be paid
Performance Targets and Payout Calculation: The Committee sets quarterly and annual incentive plan goals in alignment with our near-term financial and strategic objectives. The Committee set target performance goals for 2014 at levels that were challenging, but realistic to achieve assuming strong performance relative to the company’s operating plan.

The table below shows the 2014 annual performance target and upper limit for Total Open Mobile Revenue, as well as the payout to be earned (as a percent of target bonus) for achieving the corresponding performance level.

	Target Performance Level		Upper Performance Level
	2014 Full-Year Goal	Payout Earned (% target)	2014 Full-Year Goal	Payout Earned (% target)
Total Open Mobile Revenue	$62.7 Million	100%	$72.4 Million	150%
Quarterly target performance goals were also established for Total Open Mobile Revenue. A lower boundary was established at which 40% of the target bonus would be earned and below which no bonus would be earned for the quarter. The actual quarterly bonus payout was to be calculated on a straight-line interpolated basis between the Lower and Target Performance Level; provided, however, no bonus would be paid if the minimum amount of adjusted EBITDA had not been achieved for the quarter.

The maximum quarterly payout was limited to 100% of target each quarter; however, with the close of Q4 2014, annual performance that exceeded full-year target was eligible to be paid out on a straight-line interpolated basis between the Target and Upper Performance Levels, up to 150% of target bonus, provided that the minimum level of adjusted EBITDA had been achieved during the year.
2014 quarterly and annual performance goals at the threshold, target and upper performance levels, as well as the actual results are set forth in the table below.

	Threshold(1)	Target(1)	Upper(1)	Actual(1)	Payout(2)
Quarter 1
Total Open Mobile Revenue	$13.2	$13.9	$14.3	$13.6	74.3%
Adjusted EBITDA	($5.50)	N/A	N/A	($4.10)	Achieved

Quarter 2
Total Open Mobile Revenue	$14.0	$15.3	$16.5	$14.4	58.5%
Adjusted EBITDA	($4)	N/A	N/A	($2.50)	Achieved

Quarter 3
Total Open Mobile Revenue	$15.7	$17.3	$18.8	$14.6	—%
Adjusted EBITDA	($2.70)	N/A	N/A	($2.20)	Achieved

Quarter 4
Total Open Mobile Revenue	$14.9	$16.2	$22.8	$15.2	53.8%
Adjusted EBITDA	N/A(3)	N/A	N/A	N/A	N/A

2014 Year End Summary
Total Open Mobile Revenue	$57.8	$62.7	$72.4	$57.8	46.6%

 (1)     Dollar amounts are in millions.

(2)	Quarterly payouts for each metric are capped at 100% of Target.

(3)	The minimum amount of adjusted EBITDA requirement was removed by the Committee for Q4 performance in October 2014.
The aggregate bonus amount earned by each executive was 46.6% of their respective annual target. The dollar amounts of the actual awards paid in accordance with the performance under the 2014 Executive Management

Bonus Plan are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table following this Compensation Discussion and Analysis. The Committee believes that awards achieved by executives were reasonable in light of overall corporate results.
In addition to her participation in the 2014 Executive Management Bonus Plan, Ms. Willem also received a $50,000 discretionary bonus in recognition of the company’s achievement and her personal performance in the sale of our Unity Managed Network Services business unit. This bonus is set forth in the “Bonus” column of the Summary Compensation Table following this Compensation Discussion and Analysis.
Long-Term Equity Incentives (“LTEI”)
To ensure a strong link to the long-term interests of stockholders, the Committee places significant emphasis on long-term equity incentives. The Committee generally targets delivering LTEI with a fair market value on the date of grant aligned with the 50th percentile of the market, with the understanding that above target value will be realized only if stockholder value is created. In 2014, the Committee relied primarily on an assessment of equity grants as a percent of common shares outstanding, as well as the potential realizable value of LTEI under various stock price scenarios to set LTEI levels for executive officers. The Committee also considered the grant history and expected future contributions of individual executives, as well as the aggregate impact of LTEI awards on stockholder dilution. The Committee believes that the 2014 LTEI awards provide meaningful retention value and competitive opportunities for executives to share in the creation of stockholder value.
The Committee generally grants annual equity awards at the first quarterly Committee meeting of the year, unless otherwise specified by our Board of Directors or the Committee. The Committee grants all stock option grants to executives with an exercise price equal to the fair market value of the underlying stock on the last market trading day prior to the day of grant. The Committee does not grant equity compensation awards in anticipation of the release of material nonpublic information. Similarly, we do not time the release of material nonpublic information based on equity award grant dates.
For 2014, the Committee made the decision primarily to use Performance-Accelerated restricted stock awards, or RSAs, rather than stock options because the Committee determined that Performance-Accelerated RSAs would provide greater retention value than other equity arrangements. The Committee included the ability to accelerate vesting of a portion of the Performance-Accelerated RSAs upon achievement of specific Open Mobile revenue targets (including revenue from the Open Mobile network and platform and the Open Mobile Exchange) to further motivate behaviors intended to drive growth in the Open Mobile business, which is critical to the execution of our business strategy.
The vesting schedules were set by taking into consideration the vesting patterns of unvested equity grants held by the executives at the time of grant, as well as the corporate operating plan. For the executives receiving a Performance-Accelerated RSA grant, assuming continued service, the awards vest in full on December 31, 2017, with respect to any awards not then vested. The awards are subject to accelerated vesting at an earlier date (assuming continued service) upon the satisfaction of performance conditions as follows:

•	25% of shares shall vest two business days after iPass has released to the public that iPass achieved $22M of quarterly Open Mobile revenue;

•	25% of shares shall vest two business days after iPass has released to the public that iPass achieved $25M of quarterly Open Mobile revenue;

•	25% of shares shall vest two business days after iPass has released to the public that iPass achieved $28M of quarterly Open Mobile revenue; and

•	25% of shares shall vest two business days after iPass has released to the public that iPass achieved $31M of quarterly Open Mobile revenue.

As of December 31, 2014, none of the Performance-Accelerated RSAs had vested as they had not met the performance conditions.

Under the terms of Ms. Willem’s employment agreement entered into in June 2013, in January 2014, Ms. Willem was granted an option to acquire 150,000 shares of our common stock. This amount was determined based on arms-length negotiations of her employment agreement in 2013.

The Committee intends to maintain an equity burn rate during 2015 and over the next two fiscal years of less than or equal to iPass’ industry mean, plus one standard deviation, as calculated by Institutional Shareholder Services.
Other Benefits
We offer additional benefits designed to be competitive with overall market practices, and to attract and retain the talent we need. All salaried employees are eligible to participate in our Section 401(k) plan, health care coverage, life insurance, disability, paid time off and paid holidays.
Clawback of Compensation Paid to Executives
Effective with the publishing of the relevant Securities and Exchange Commission regulations, the Committee intends to develop and implement a policy regarding the recovery, or “clawback,” of any excess incentive compensation paid to executives based on an accounting restatement due to material noncompliance with any financial reporting requirements.
Employment, Severance, and Change-in-Control Agreements
We provide severance benefits to our executive officers in the event of a termination without cause as a competitive benefit to recruit and retain qualified executives. These severance benefits include a lump sum cash payment based on the executive officer’s annual base salary plus an amount equal to one quarter of the annual target bonus and continued health benefits coverage for a period of time.
We also provide benefits in the event that an executive officer’s employment is involuntarily terminated following a corporate change-in-control. These benefits are triggered only to the extent that a qualifying change-in-control takes place. The purpose of these benefits is to promote management continuity and cooperation during a potential transaction that is being pursued by the Board of Directors to maximize stockholder value (such as a merger with or acquisition by another company), despite the fact that such a transaction may jeopardize the future employment of our executives. These change-in-control benefits include a lump sum cash payment based on the executive officer’s annual salary and annual bonus target, continued health benefits coverage for a period of time, and accelerated vesting of equity awards.
In determining the value, terms and structure of severance and change-in-control benefits, the Committee considered market practice, the value of such benefits to the executives and the aggregate potential cost of such a program assuming actual termination. Additionally, in determining the level of severance benefits the Committee considered our past experience and precedent for providing severance in the event of a company-initiated termination.
In connection with his hire, Mr. Kaplan was guaranteed certain severance benefits if the Board of Directors terminates him without cause or he resigns for good reason, including: (a) a lump sum cash severance payment equal to 12 months of base salary; (b) the prorated portion of the target annual bonus for the year less any payments already made for the year, calculated at the rate at which bonuses were paid earlier in the year (or in the prior year, if the first quarter bonus has not yet been determined); (c) the target bonus for the year multiplied by the rate at which bonuses were earned in the prior four quarters; (d) payment of COBRA premiums for up to 18 months and (e) accelerated vesting of the time-based component of any equity awards for 12 months and extended exercisability of option grants for up to 9 months. In addition, upon the close of a corporate transaction, vesting conditions of outstanding equity grants, whether determined by the passage of time or in reference to performance targets, would be deemed satisfied. Further, under the scenario of a termination of his employment in connection with a change-

in-control, Mr. Kaplan would receive a bonus payment equal to 12 months of his then annual target bonus. Mr. Kaplan would also have received a $15,000 reimbursement for accounting and tax advice to be provided in connection with a change in control of iPass, with any such reimbursement to be deemed a taxable benefit. Mr. Kaplan’s employment with us terminated in March 2015, and he received the benefits referenced above for termination of his employment without cause and, in addition, the post-termination period to exercise his stock options was extended to two years.

Summary of Executive Compensation
The following table shows for the fiscal years ended December 31, 2014, 2013, and 2012, compensation awarded or paid to, or earned by, our former Chief Executive Officer, our Chief Financial Officer, and our other three most highly compensated executive officers at December 31, 2014 (collectively, the “named executive officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Evan L. Kaplan	2014	$450,000	$—		$—	$139,945	$1,290		$591,235
President and Chief Executive Officer	2013	$450,000	$819,000	(2)	$—	$149,412	$690		$1,419,102
	2012	$450,000	$630,000	(4)	$—	$318,676	$719		$1,399,395

Karen J. Willem (9) Senior Vice President and Chief Financial Officer	2014	$300,000	$114,000	(7)	$99,795	$69,973	$1,290		$585,058
	2013	$150,000	$189,000	(6)	$278,813	$75,000	$645		$693,458

Barbara M. Nelson	2014	$239,583	$34,200	(7)	$—	$46,648	$690		$321,121
Chief Technology Officer	2013	$225,000	$234,000	(2)	$—	$49,804	$690		$509,494
	2012	$225,000	$168,000	(3)	$—	$96,935	$—		$489,935

June L. Bower (10) Chief Marketing Officer	2014	$270,000	$114,000	(7)	$—	$65,308	$1,980		$451,288
	2013	$27,692	$136,800	(5)	$243,936	$13,696	$161		$422,285
Rene Hendrikse (11) Vice President and Worldwide Sales	2014	$244,164	$57,000	(7)	$14,883	$114,284	$53,616	(8)	$483,947

(1)
The dollar amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in note 10 to our audited financial statements for the fiscal year ended December 31, 2014, included in our Annual Report on Form 10-K.

(2)
The shares subject to restricted stock awards vest in full on December 31, 2017, with respect to any awards not then vested, provided that applicable recipient remains in continuous service with iPass on the applicable accelerated vesting date. The vesting of the awards shall be subject to accelerated vesting based on targeted quarterly revenue of Open Mobile as follows: 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $19 million or more of Open Mobile ("OM") revenue in a calendar quarter, 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $22 million or more of OM revenue in a calendar quarter, 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $25 million or more of OM revenue in a calendar quarter, and 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $28 million or more of OM revenue in a calendar quarter, so long as the applicable recipient remains in continuous service with iPass on the applicable accelerated vesting date.

(3)	The shares subject to the restricted stock award vest in the following manner: 50% of the shares vest on February 6, 2013, with the remaining 50% of the shares vest on February 6, 2014.

(4)
The shares subject to the restricted stock award vest in the following manner: One-third of the shares vest on June 30, 2012; one-third of the shares vest on June 30, 2013, and one-third of the shares vest on June 30, 2014.

(5)
The restricted stock award shall fully vest on December 31, 2017, with respect to any awards not then vested, provided that Ms. Bower remains in continuous service with iPass on such date, and is subject to accelerated vesting as follows: 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $22 million or more of Open Mobile ("OM") revenue in a calendar quarter, 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $25 million or more of OM revenue in a calendar quarter, 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $28 million or more of OM revenue in a calendar quarter, and 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $31 million or more of OM revenue in a calendar quarter.

(6)
The restricted stock award shall fully vest on December 31, 2017 with respect to any awards not then vested, provided that Ms. Willem remains in continuous service with iPass on such date, and is subject to accelerated vesting as follows: 20% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $19 million or more of Open Mobile ("OM") revenue in a calendar quarter, 20% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $22 million or more of OM revenue in a calendar quarter, 30% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $25 million or more of OM revenue in a calendar quarter, and 30% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $28 million or more of OM revenue in a calendar quarter.

(7)
The shares subject to restricted stock awards vest in full on December 31, 2017, with respect to any awards not then vested, provided that applicable recipient remains in continuous service with iPass on the applicable accelerated vesting date. The vesting of the awards shall be subject to accelerated vesting based on targeted quarterly revenue of Open Mobile as follows: 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $22 million or more of Open Mobile ("OM") revenue in a calendar quarter, 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $25 million or more of OM revenue in a calendar quarter, 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $28 million or more of OM revenue in a calendar quarter, and 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $31 million or more of OM revenue in a calendar quarter, so long as the applicable recipient remains in continuous service with iPass on the applicable accelerated vesting date.

(8)	This amount consists of $49,644 of reimbursed commuting expenses and $3,972 of life insurance premiums paid by iPass.

(9)	Ms. Willem’s employment started on July 1, 2013.

(10)	Ms. Bower first became a named executive officer in 2013, and consequently her compensation for 2012 is not reported.

(11)	Mr. Hendrikse first became an executive officer in 2014, and consequently his compensation for prior years is not reported.

GRANTS OF PLAN-BASED AWARDS
The following table sets forth information concerning plan-based grants to our named executive officers during fiscal 2014. Stock awards were granted under our 2003 Equity Incentive Plan, and provide for vesting of the underlying common stock set forth below.
Grants of Plan Based Awards in Fiscal 2014

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Securities Underlying Stock or Units (#)(5)	All Other Option Awards: Number of Securities Underlying Options(#)(6)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(7)
		Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)
Evan L. Kaplan	4/24/2014	$120,000	$300,000	$450,000
Karen J. Willem	4/24/2014	$60,000	$150,000	$225,000
	9/9/2014				100,000			$114,000
	1/10/2014					150,000	$1.63	$99,795
Barbara Nelson	4/24/2014	$40,000	$100,000	$150,000
	9/9/2014				30,000			$34,200
June L. Bower	4/24/2014	$56,000	$140,000	$210,000
	9/9/2014				100,000			$114,000

Rene Hendrikse	4/24/2014	(8)	(8)	(8)
	9/9/2014				50,000			$57,000
	4/29/2014					25,000	$1.62	$14,883

(1)	Grant date of equity awards and non-equity incentive plan awards.

(2)
A lower boundary was established at which 40% of the target bonus would be earned and below which no bonus would be earned for the quarter, provided, however, no bonus would be paid if the minimum amount of adjusted EBITDA had not been achieved for the quarter. A detailed description of the bonus plan can be found in the “Compensation Discussion and Analysis” section above.

(3)
This column sets forth the aggregate annual target amount of each named executive officer’s quarterly cash bonus award for the year ended December 31, 2014. The actual cash bonus award earned for the year ended December 31, 2014, for each named executive officer is set forth in the 2014 Summary Compensation Table above. As such, the amounts set forth in this column do not represent additional compensation earned by the named executive officers for the year ended December 31, 2014. The named executive officers’ cash bonus award is based on achievement of targeted total Open Mobile revenue.

(4)	The bonus for achieving the upper boundary for total Open Mobile revenue was 150%. A detailed description of the bonus plan can be found in the “Compensation Discussion and Analysis” section above.

(5)	Represent stock awards for shares granted in September 2014.

(6)	Represent stock options for shares granted in January and April 2014.

(7)	Represents the grant date fair value of such award determined in accordance with FASB ASC Topic 718.

(8)
Mr. Hendrikse was promoted to the position of Vice President, Worldwide Sales on October 28, 2014, and completed 2014 under the sales compensation program rather than under the 2014 Executive Management Bonus Plan. The sales compensation program did not have a threshold, target or maximum amount. Mr. Hendrikse' 2014 attainment under the sales compensation program was $114,284 and includes an additional amount over plan of $8,454.10 which the Compensation Review Board in its discretion deemed appropriate due to his increased responsibilities in the fourth quarter.

See “Compensation Discussion and Analysis” above for a discussion of our compensation philosophies and practices relating to our named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows for the fiscal year ended December 31, 2014, certain information regarding outstanding equity awards at fiscal year-end for the named executive officers.

Outstanding Equity Awards at December 31, 2014

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Evan L. Kaplan	475,000	—	(2)	$1.05	1/28/2020	1,173,925	(4)	1,608,227
	500,000	—	(2)	1.26	11/6/2018
	26,162	—	(2)	1.17	11/6/2018
	8,547	—	(2)	0.90	11/6/2018
	3,810	—	(2)	1.17	1/28/2020
	670	—	(2)	0.90	11/6/2018
	137	—	(2)	1.17	11/6/2018
	10	—	(2)	1.17	11/6/2018
Karen J. Willem	132,812	242,188	(3)	$1.89	7/1/2023	200,000	(5)	274,000
	—	150,000	(3)	$1.63	1/10/2014
Barbara M. Nelson	47,916	2,084	(3)	1.53	2/21/2021	150,000	(7)	205,500
	120,000	—	(2)	0.71	4/13/2019
	13,255	—	(2)	1.17	4/13/2019
	8,205	—	(2)	0.90	4/13/2019
	2,887	—	(2)	1.17	4/13/2019
	339	—	(2)	0.90	4/13/2019
	131	—	(2)	1.17	4/13/2019
	45,000	—	(2)	4.24	7/29/2015
	36,000	—	(2)	4.79	5/11/2016
	29,250	—	(2)	3.75	2/8/2017
June L. Bower	97,500	262,500	(3)	1.71	11/25/2023	180,000	(6)	246,600
Rene Hendrikse	—	25,000	(3)	1.62	4/29/2024	80,000	(8)	109,600
	71,666	8,334	(3)	1.52	5/31/2021
	21,145	13,855	(3)	2.32	7/30/2022

(1)	Amount reflects the number of shares multiplied by the closing price of the company’s common stock on December 31, 2014.

(2)	The shares subject to the option are fully vested and exercisable as of December 31, 2014.

(3)	The shares subject to the option vest in the following manner: 25% of the shares vest one year after grant date, and the remaining 75% of the shares vest monthly over the following 36 months.

(4)
Mr. Kaplan was granted performance stock awards of 420,000 in 2013 that vest in full on December 31, 2017, with respect to any awards not then vested, provided that Mr. Kaplan remains in continuous service with iPass on such date. The vesting of the awards shall be subject to accelerated vesting based on targeted quarterly revenue of Open Mobile, so long as Mr. Kaplan remains in continuous service with iPass on the applicable accelerated vesting date. Prior to 2013, Mr. Kaplan was granted performance stock awards of 753,925 shares which shall vest in five equal installments upon iPass achieving specified targets for earnings before interest, tax and amortization.

(5)
The shares subject to restricted stock awards vest in full on December 31, 2017, with respect to any awards not then vested, provided that Ms. Willem remains in continuous service with iPass on such date. The vesting of 100,000 shares subject to restricted stock awards shall be subject to accelerated vesting as follows: 20% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $19 million or more of Open Mobile ("OM") revenue in a calendar quarter, 20% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $22 million or more of OM revenue in a calendar quarter, 30% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $25 million or more of OM revenue in a calendar quarter, and 30% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $28 million or more of OM revenue in a calendar quarter. The vesting of 100,000 shares subject to restricted stock awards shall be subject to accelerated vesting based on targeted quarterly revenue of Open Mobile as follows: 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $22 million or more of Open Mobile ("OM") revenue in a calendar quarter, 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $25 million or more of OM revenue in a calendar quarter, 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $28 million or more of OM revenue in a calendar quarter, and 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $31 million or more of OM revenue in a calendar quarter.

(6)
The restricted stock awards shall fully vest on December 31, 2017, with respect to any awards not then vested, provided that Ms. Bower remains in continuous service with iPass on such date, and is subject to accelerated vesting as follows: 25% of the shares shall vest two business days after the company has released to the public that iPass has achieved $22 million or more of Open Mobile ("OM") revenue in a calendar quarter, 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $25 million or more of OM revenue in a calendar quarter, 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $28 million or more of OM revenue in a calendar quarter, and 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $31 million or more of OM revenue in a calendar quarter.

(7)
The shares subject to restricted stock awards vest in full on December 31, 2017, with respect to any awards not then vested, provided that Ms. Nelson remains in continuous service with iPass on such date. The vesting of 120,000 awards shall be subject to accelerated vesting based on targeted quarterly revenue of Open Mobile as follows: 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $19 million or more of Open Mobile ("OM") revenue in a calendar quarter, 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $22 million or more of OM revenue in a calendar quarter, 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $25 million or more of OM revenue in a calendar quarter, and 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $28 million or more of OM revenue in a calendar quarter. The vesting of 30,000 shares subject to restricted stock awards shall be subject to accelerated vesting based on targeted quarterly revenue of Open Mobile as follows: 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $22 million or more of Open Mobile ("OM") revenue in a calendar quarter, 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $25 million or more of OM revenue in a calendar quarter, 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $28 million or more of OM revenue in a calendar quarter, and 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $31 million or more of OM revenue in a calendar quarter.

(8)
The shares subject to restricted stock awards vest in full on December 31, 2017, with respect to any awards not then vested, provided that Mr. Hendrikse remains in continuous service with iPass on such date. The vesting of 30,000 awards shall be subject to accelerated vesting based on targeted quarterly revenue of Open Mobile as follows: 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $19 million or more of Open Mobile ("OM") revenue in a calendar quarter, 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $22 million or more of OM revenue in a calendar quarter, 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $25 million or more of OM revenue in a calendar quarter, and 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $28 million or more of OM revenue in a calendar quarter. The vesting of 50,000 shares subject to restricted stock awards shall be subject to accelerated vesting based on targeted quarterly revenue of Open Mobile as follows: 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $22 million or more of Open Mobile ("OM") revenue in a calendar quarter, 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $25 million or more of OM revenue in a calendar quarter, 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $28 million or more of OM revenue in a calendar quarter, and 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $31 million or more of OM revenue in a calendar quarter.

OPTION EXERCISES AND STOCK AWARDS VESTED
The following table shows for the fiscal year ended December 31, 2014, certain information regarding stock awards vested during the last fiscal year with respect to the named executive officers. There were no option exercises by the named executive officers in 2014.
Stock Awards Vested in Fiscal 2014

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Evan L. Kaplan	100,000	$116,000
Barbara M. Nelson	52,000	$82,560
(1)    Represents the market value on the day of vesting.
SUPPLEMENTARY COMPENSATION POLICIES
Employment, Severance, and Change-in-Control Agreements
Evan L. Kaplan Employment Agreement
Mr. Kaplan, our President and Chief Executive Officer, accepted employment with us as President and Chief Executive Officer pursuant to the terms of an employment agreement dated November 1, 2008, as amended (the “Kaplan Employment Agreement”). The Kaplan Employment Agreement provides that Mr. Kaplan is an at will employee, which means we could terminate his employment at any time, with or without cause. Under the Kaplan Employment Agreement, Mr. Kaplan received (i) an initial annual salary of $350,000, and (ii) an annual bonus, with an initial target amount of $250,000. In accordance with the Kaplan Employment Agreement, Mr. Kaplan’s target annual bonus was increased to $350,000 by the Compensation Committee for 2010. In 2012, the Compensation Committee reduced Mr. Kaplan’s target annual bonus to $300,000 and increased his annual salary to $450,000. Additionally, pursuant to the Kaplan Employment Agreement, Mr. Kaplan (i) was granted an option to purchase 500,000 shares of company common stock, vesting with respect to 25% of the shares after one year, and thereafter in a series of thirty-six successive equal monthly installments over a three-year period, and (ii) was granted performance shares covering 500,000 shares of company common stock pursuant to the company’s

2003 Equity Incentive Plan. The performance shares were to vest in five installments of 100,000 shares each upon the company achieving specified targets for earnings before interest, tax and amortization.
The Kaplan Employment Agreement also provided that if the company terminated his employment without “cause” or if Mr. Kaplan resigns for “good reason”, not in connection with a Corporate transaction, and provided Mr. Kaplan signs a release of claims and resigns from the Board of Directors and as an officer of the company, then Mr. Kaplan would receive, as severance: (a) cash severance equal to twelve months base salary; (b) an additional lump sum cash severance payment equal to the pro rata portion of the annual bonus for the year served to the termination date, less any amounts already paid for that year, based on percentage of achievement of target bonus in prior periods; (c) COBRA premiums for Mr. Kaplan and his dependents for up to eighteen months, which will terminate earlier if he becomes eligible for group health insurance coverage through another employer; (d) accelerated vesting of the time-based component of any equity awards which are not fully vested as of the termination date in the amount of twelve (12) months of vesting acceleration, plus nine months extended vesting for stock options.
If Mr. Kaplan resigned for “good reason”, in connection with a Corporate transaction, and provided Mr. Kaplan signs a release of claims and resigns from the Board of Directors and as an officer of the company, then Mr. Kaplan would receive, as severance: (a) cash severance equal to twelve months base salary; (b) an additional lump sum cash severance payment equal to the current year’s annual target bonus; (c) COBRA premiums for Mr. Kaplan and his dependents for up to eighteen months, which will terminate earlier if he becomes eligible for group health insurance coverage through another employer; (d) any specified performance target or other vesting condition, whether determined by passage of time or by reference to performance targets or operations of the company or its affiliate, in any equity awards issued shall immediately be deemed satisfied. In addition, Mr. Kaplan would be reimbursed for personal accounting and tax services used in connection with a Corporate transaction up to $15,000.
The following definitions applied in the Kaplan Employment Agreement:
“Cause” means the occurrence of any of the following (and only the following): (i) conviction of any felony involving fraud or act of dishonesty against the company or its affiliates; (ii) conduct which, based upon good faith and reasonable factual investigation and determination of the Board of Directors, demonstrates gross unfitness to serve; or (iii) intentional, material violation of any contractual, statutory or fiduciary duty owed to the company or its affiliates;
“Good reason” means any of the following actions or events: (i) the company requires him to relocate to a worksite that is more than sixty (60) miles from its principal executive office; (ii) the company materially reduces his base salary and bonus potential below its then-existing gross rate; or (iii) following a “corporate transaction”, he is not the Chief Executive Officer of the surviving entity (unless he agrees in writing not to be the Chief Executive Officer of the surviving entity), or otherwise have his duties/responsibilities materially reduced as a result of the corporate transaction. A corporate transaction which results in the company being private in which he remains as Chief Executive Officer does not constitute a material reduction in responsibilities.
“Corporate transaction” means the occurrence of either of the following events: (i) the sale of all or substantially all of the assets of the company; or (ii) a merger of the company with or into another entity in which the stockholders of the company immediately prior to the closing of the transaction own less than a majority of the ownership interest of the company immediately following such closing; provided, however, for purposes of determining whether the stockholders of the company prior to the occurrence of a transaction described above own less than fifty percent (50%) of the voting securities of the relevant entity afterwards, only the lesser of the voting power held by a person either before or after the transaction shall be counted in determining that person’s ownership afterwards.
Evan L. Kaplan Severance Agreement
On March 13, 2015, Mr. Kaplan ceased to be an employee of iPass and, consistent with his employment agreement, resigned as a director of iPass Inc. In addition, on March 13, 2015, iPass and Mr. Kaplan entered into the Severance Agreement, which confirms the cash severance to which Mr. Kaplan is entitled under his then current employment arrangements with iPass and, in addition, pursuant to which the post-termination exercisability period of Mr. Kaplan’s stock options were extended to March 13, 2017. The Severance Agreement also contains a release of any claims Mr. Kaplan may have against iPass.
Renatus Hendrikse Severance Agreement
On May 8, 2015, iPass and Renatus Hendrikse, our Vice President of Worldwide Sales of iPass, entered into an agreement pursuant to which Mr. Hendrikse will cease to be an officer and employee of iPass on May 31, 2015. Under the terms of the agreement Mr. Hendrikse: (a) will receive a severance payment of EUR 207,200, which amount includes all compensation to which Mr. Hendrikse is entitled under the iPass Inc. Executive Corporate Transaction and Severance Benefit Plan; (b) will have 15 months following the date of his termination of employment to exercise his vested stock options; (c) will have his membership in the Dutch pension scheme terminated and be granted paid-up pension benefits in accordance with Dutch law; and (d) will receive up to EUR 750 to cover his legal fees in connection with the negotiation of the agreement. Further, as part of the agreement iPass and Mr. Hendrikse granted each other a full and final release of any obligations existing between them.
Executive Officer Employment Agreements
Each of our other named executive officers has a signed offer letter with us. These offer letters provide that the executive officer is an at-will employee. These offer letters provide for salary, an annual bonus paid quarterly based upon the successful completion of specified performance objectives and equity, as well as other customary benefits and terms. Information regarding the compensation earned by our named executive officers is set forth in “Compensation of Executive Officers—Summary Compensation Table.” These offer letters also provide that each of our named executive officers will be a participant in the iPass Inc. Executive Corporate Transaction and Severance Benefit Plan as described below.
Executive Corporate Transaction and Severance Benefit Plan
On August 9, 2007, our Board of Directors adopted the iPass Inc. Executive Corporate Transaction and Severance Benefit Plan (the “Plan”) and amended the Plan on June 29, 2011. Each of our executive officers, other than Mr. Kaplan is designated as a participant in the Plan. Pursuant to the terms of the Plan, each executive officer will be entitled to receive severance benefits in the event that the termination of the executive officer’s employment with iPass is an “Involuntarily Termination Without Cause,” or the executive officer resigns as a result of a “Constructive Termination.” If one of these events occur, iPass shall make a lump sum cash severance payment to the executive officer in an amount equal to six (6) months of the executive officer’s monthly base salary, as in effect on the date of the employment termination, or twelve (12) months of the executive officer’s monthly base salary if the employment termination is within eighteen (18) months of an acquisition of iPass or all or substantially all of its assets (a “Corporate Transaction Termination”).
In addition, if the executive officer is entitled to the cash severance described above and provided that the executive officer received an overall performance rating equivalent to or greater than “meets expectations” in the most recent performance evaluation cycle preceding termination of the executive officer’s employment, iPass will make an additional cash severance payment to the executive officer as follows: (i) in the case of a termination that is not a Corporate Transaction Termination, in an amount equal to one quarter of the executive officer’s target bonus amount under iPass’ annual bonus plan, and (ii) in the case of a Corporate Transaction Termination, in an amount equal to the executive officer’s annual target bonus amount under iPass’ annual bonus plan.
Further, if the executive officer is entitled to the cash severance described above, the executive officer will also be entitled to COBRA coverage paid by iPass for a period of twenty four (24) months in the case of a Corporate Transaction Termination, or for a period of twelve (12) months otherwise.
In the event of a Change in Control, (i) the vesting and exercisability of 50% of all outstanding options to purchase iPass’ common stock and all restricted stock issued pursuant to any iPass equity incentive plan that are held by the executive officer on such date shall be accelerated, and (ii) 50% of all reacquisition or repurchase rights held by iPass with respect to common stock issued or issuable (or with respect to similar rights or other rights with respect to stock of iPass issued or issuable pursuant to any equity incentive plan of iPass) pursuant to any other stock award granted to the executive officer shall lapse.
Upon a Corporate Transaction Termination, (i) the vesting and exercisability of 100% of the outstanding options to purchase iPass common stock and all restricted stock issued pursuant to any iPass equity incentive plan of the company that are held by the Participant on such date shall be accelerated, and (ii) 100% of the reacquisition or repurchase rights held by iPass with respect to common stock issued or issuable (or with respect to similar rights or other rights with respect to stock of iPass issued or issuable pursuant to any equity incentive plan of iPass) pursuant to any other stock award granted to the executive officer shall lapse.
The executive officers will only be entitled to the benefits described above if they execute a release of claims against iPass. Further, certain of the benefits described above may be reduced in the event that the benefits would have an adverse tax effect on the executive officer.
For the purposes of the Plan:

•	“Involuntary Termination Without Cause” means a termination by iPass of a participant’s employment relationship with iPass or an affiliate of iPass for any reason other than for “Cause”;

•
“Cause” means the occurrence of any of the following (and only the following): (i) conviction of the participant of any felony involving fraud or act of dishonesty against iPass or its affiliates; (ii) conduct by the participant which, based upon good faith and reasonable factual investigation and determination of the Board of Directors, demonstrates gross unfitness to serve; or (iii) intentional, material violation by the participant of any contractual, statutory, or fiduciary duty of the participant to iPass or its affiliates;

•
“Corporate Transaction” means (i) the sale of all or substantially all of iPass’ assets or (ii) a merger of iPass with or into another entity in which iPass’ stockholders immediately prior to the closing of the transaction own less than a majority of the ownership interest of iPass immediately following such closing. For purposes of determining whether iPass stockholders prior to the occurrence of a transaction described above own less than fifty percent (50%) of the voting securities of the relevant entity afterwards, only the lesser of the voting power held by a person either before or after the transaction shall be counted in determining that person’s ownership afterwards;

•
“Constructive Termination” means a resignation of employment by a participant no later than twelve (12) months after an action or event which constitutes “Good Reason” is undertaken by iPass or occurs; and

•
“Good Reason” means mean either of the following actions or events: (i) iPass requires that the participant relocate to a worksite that is more than sixty (60) miles from its principal executive office; or (ii) iPass materially reduces the participant’s base salary below its then-existing gross rate; provided however that, to qualify as “Good Reason,” the participant must submit to iPass a written notice, within ninety (90) days after the occurrence of either of the actions or events described in (i) and (ii) above, describing the applicable actions or events, and provide iPass with at least thirty (30) days from its receipt of the participant’s written notice in which to cure such actions or events prior to termination of the participant’s employment, and provided further that, the participant’s employment must terminate no later than twelve (12) months after the applicable actions or events described in (i) and (ii) above.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
Summary of Benefits—Named Executive Officers
The following table describes the potential payments and benefits for each of our named executive officers under their employment agreements and the Plan, upon employment termination without cause or resignation as a result of a constructive termination reason and if a general release of all claims against us is signed, as if employment had terminated as of December 31, 2014:

Name	Compensation and Benefits	Termination Without Cause or Constructive Termination; Within 18 Months of Corporate Transaction		Termination Without Cause or Constructive Termination; Not Within 18 Months of Corporate Transaction
Evan L. Kaplan	Base Salary	$450,000	(7)	$450,000	(8)
	Bonus	$300,000		$300,000
	COBRA Payments	$34,791	(1)	$34,791	(1)
	Accounting and Tax Expense	$15,000	(2)	$—
	Accelerated Vesting	$1,608,277	(3)	$—
	Total	$2,408,068		$784,791

Karen J. Willem(7)	Base Salary	$300,000	(7)	$150,000	(8)
	Bonus	$150,000	(4)	$37,500	(4)
	COBRA Payments	$31,914	(5)	$15,957	(6)
	Accelerated Vesting	$137,000	(3)	$—
	Total	$618,914		$203,457

Barbara M. Nelson	Base Salary	$260,000	(7)	$130,000	(8)
	Bonus	$100,000	(4)	$25,000	(4)
	COBRA Payments	$44,991	(5)	$22,496	(6)
	Accelerated Vesting	$164,400	(3)	$—
	Total	$569,391		$177,496

June L. Bower(8)	Base Salary	$270,000	(7)	$135,000	(8)
	Bonus	$140,000	(4)	$35,000	(4)
	COBRA Payments	$46,389	(5)	$23,194	(6)
	Accelerated Vesting	$137,000	(3)	$—
	Total	$593,389		$193,194

Rene Hendrikse(9)	Base Salary	$252,493	(7)	$126,247	(8)
	Bonus	$157,808	(4)	$39,452	(4)
	COBRA Payments	$—	(5)	$—
	Accelerated Vesting	$68,500	(3)	$—
	Total	$478,801		$165,699

(1)	Assumes the executive officer would receive the full COBRA reimbursement at iPass’ expense for eighteen (18) months.

(2)	Assumes the executive officer would receive the full reimbursement for amounts incurred for personal accounting and tax services in connection with a corporate transaction.

(3)
With respect to stock options, calculated as the difference between the closing sales price per share on December 31, 2014, and the exercise price, multiplied by the number of shares subject to the accelerated vesting. With respect to restricted stock, calculated as the value, based on the closing sales price per share on December 31, 2014, of the number of shares of restricted stock subject to the accelerated vesting.

(4)
Assumes that the executive officer received an overall performance rating equivalent to or greater than “meets expectations” in the most recent performance evaluation cycle preceding termination of the executive officer’s employment.

(5)	Assumes Ms. Willem, Ms. Nelson, Mr. Hendrikse and Ms. Bower would receive the full COBRA reimbursement at iPass’ expense for twenty-four (24) months.

(6)	Assumes Ms. Willem, Ms. Nelson, Mr. Hendrikse and Ms. Bower would receive the full COBRA reimbursement at iPass’ expense for twelve (12) months.

(7)	Assumes Mr. Kaplan, Ms. Willem, Ms. Nelson, Mr. Hendrikse and Ms. Bower would receive the cash severance of their base salary equal to twelve (12) months.

(8)
Assumes Mr. Kaplan would receive the cash severance of his base salary equal to twelve (12) months, Ms. Willem, Ms. Nelson, Mr. Hendrikse and Ms. Bower would receive the cash severance of their base salary equal to six (6) months.

(9)	See “Renatus Hendrikse Severance Agreement” above for a description of the terms of the severance agreement we entered into with Mr. Hendrikse in May 2015.
See the table above entitled “Outstanding Equity Awards at December 31, 2014” for total equity awards held by our named executive officers as of December 31, 2014.

COMPENSATION OF DIRECTORS
The following table shows for the fiscal year ended December 31, 2014, certain information with respect to the compensation of all our non-employee directors who were serving as such in 2014:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	Total ($)

John D. Beletic	$79,250	$12,500	$16,078	$107,828
Gary A. Griffiths	$60,000	$12,500	$16,078	$88,578
Robert J. Majteles	$54,250	$12,500	$16,078	$82,828
Michael J. Tedesco	$15,250	$15,100	$20,400	$50,750
Samuel L. Schwerin(4)	$37,000	$12,500	$16,078	$65,578
Peter C. Clapman(5)	$58,250	$12,500	$16,078	$86,828

(1)
This column reflects annual director and chairman of the Board of Directors retainer fees, annual committee and committee chairman retainer fees, Board of Directors’ meeting fees, and committee meeting fees.

(2)
The dollar amount in this column represents the aggregate grant date fair value computed in accordance with FASB Accounting Standard Codification (“ASC”) Topic 718 – Stock Compensation for stock awards granted in 2014. Assumptions used in the calculation of these amounts are included in note 10 to our audited financial statements for the fiscal year ended December 31, 2014, included in our Annual Report on Form 10-K.

(3)	At December 31, 2014, the following directors held stock options and unvested shares of restricted stock as follows:

Name	Number of Shares Underlying Options	Number of Shares of Restricted Stock

John D. Beletic	439,623	10,000
Gary A. Griffiths	199,355	10,000
Robert J. Majteles	199,355	10,000
Michael J. Tedesco	30,000	10,000
Samuel L. Schwerin(4)	150,480	—
Peter C. Clapman(5)	196,785	—

(4)	Mr. Schwerin served as a member of the Board of Directors until September 26, 2014.

(5)	Mr. Clapman served as a member of the Board of Directors until September 25, 2014.

The table below sets forth the options and stock awards that were issued in 2014 to our non-employee directors.

Name	Grant Date	Number of Shares of Stock (#)(1)	Number of Shares Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Mr. Beletic	6/3/2014	5,000			$6,250
	6/3/2014	5,000			$6,250
	6/3/2014		15,000	$1.25	$8,039
	6/3/2014		15,000	$1.25	$8,039
Mr. Griffiths	6/3/2014	5,000			$6,250
	6/3/2014	5,000			$6,250
	6/3/2014		15,000	$1.25	$8,039
	6/3/2014		15,000	$1.25	$8,039
Mr. Majteles	6/3/2014	5,000			$6,250
	6/3/2014	5,000			$6,250
	6/3/2014		15,000	$1.25	$8,039
	6/3/2014		15,000	$1.25	$8,039
Mr. Tedesco	10/1/2014	10,000			$15,100
	10/1/2014		30,000	$1.51	$20,400
Mr. Schwerin (3)	6/3/2014	5,000			$6,250
	6/3/2014	5,000			$6,250
	6/3/2014		15,000	$1.25	$8,039
	6/3/2014		15,000	$1.25	$8,039
Mr. Clapman (4)	6/3/2014	5,000			$6,250
	6/3/2014	5,000			$6,250
	6/3/2014		15,000	$1.25	$8,039
	6/3/2014		15,000	$1.25	$8,039

(1)	Shares vest upon the earlier of one year from the date of grant or the date of the 2016 Annual Meeting of Stockholders.

(2)	These amounts have been calculated in accordance with FASB ASC Topic 718 using the Black-Scholes pricing model for the grants of options.

(3)	Mr. Schwerin served as a member of the Board of Directors until September 26, 2014.

(4)	Mr. Clapman served as a member of the Board of Directors until September 25, 2014.

The members of our Board of Directors who are not employees of iPass are reimbursed for travel, lodging and other reasonable expenses incurred in attending Board of Directors’ or committee meetings. The table below sets forth the cash compensation arrangements for our non-employee directors for services as a non-employee director:

Annual cash retainer	$20,000
Chairman of the Board annual retainer	$20,000
Committee annual retainer	$5,000
Audit committee chairman annual retainer	$10,000
Compensation committee chairman annual retainer	$5,000
Corporate Governance and Nominating committee chairman annual retainer	$5,000
Per meeting board meeting fees	$1,000
Per meeting committee meeting fees	$1,000
Under the terms of the iPass Inc. 2003 Non-Employee Directors Plan, as amended, or the Directors Plan, we grant stock options and restricted stock to our non-employee directors as follows:

•	grants of stock options of 30,000 shares for initial grants, and 15,000 shares for annual grants and

•	restricted stock awards of 10,000 shares for initial grants and 5,000 shares for annual grants.
Options granted under the Directors Plan vest as follows: (a) with respect to options that are awarded pursuant to initial grants, the 30,000 shares will vest with respect to 10,000 shares on the first anniversary of the date of grant, and thereafter in equal monthly installments over 24 months, and (b) with respect to options that are awarded pursuant to annual grants, the 15,000 shares will vest on the first anniversary of the date of grant or, if earlier, on the date of the next annual meeting following the date of grant. Options granted under the Directors Plan may permit exercise prior to vesting, but in such event the participant may be required to enter into an early exercise stock purchase agreement that allows iPass to repurchase unvested shares if the participant’s service terminates before vesting. All outstanding options under the Directors Plan are early exercisable.
Shares of stock acquired under a restricted stock award are subject to forfeiture in favor of iPass in accordance with the following vesting schedule: (a) with respect to restricted stock awards that are awarded pursuant to initial grants, one third of the 10,000 shares will vest on each of the first, second and third anniversaries of the date of grant, and (b) with respect to restricted stock awards that are awarded pursuant to annual grants, the 5,000 shares will vest on the first anniversary of the date of grant or, if earlier, on the date of the next annual meeting following the date grant.
In addition, at each annual meeting, we will make additional annual grants, from our 2003 Equity Incentive Plan, of stock options and restricted stock to our non-employee directors as follows:

•	grant of a stock option of 15,000 shares and

•	restricted stock award of 5,000 shares.
The options will vest on the first anniversary of the date of grant or, if earlier, on the date of the next annual meeting following the date of grant. Shares of stock acquired under a restricted stock award are subject to forfeiture in favor of iPass in accordance with the following vesting schedule: such shares will vest on the first anniversary of the date of grant or, if earlier, on the date of the next annual meeting following the date grant.

COMPENSATION COMMITTEE REPORT(1)
The Compensation Committee of the Board of Directors of iPass Inc. has reviewed and discussed with management the information contained in the Compensation Discussion and Analysis section of this Proxy Statement, based upon the review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2014.
COMPENSATION COMMITTEE:

John D. Beletic, Chairman
Gary A. Griffiths(2)

(1) The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of iPass under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.
(2) Mr. Griffiths served as a member of the Compensation Committee for all of 2014 and continued to serve on the Compensation Committee in 2015 until February 22, 2015, and reviewed and discussed with management the information contained in the Compensation Discussion and Analysis section of this Proxy Statement. On February 22, 2015, Michael Chang was appointed to the Board, and was appointed as a member of the Compensation Committee to replace Mr. Griffiths; however, as Mr. Chang did not participate in the compensation decisions in 2014, he did not participate in the review and discussion of the Compensation Discussion and Analysis section of this Proxy Statement. Mr. Toney was appointed as a member of the Compensation Committee in April 2015; however, as Mr. Toney did not participate in the compensation decisions in 2014, he also did not participate in the review and discussion of the Compensation Discussion and Analysis section of this Proxy Statement.

RISK ASSOCIATED WITH COMPENSATION PLANS
In 2014, the Compensation Committee, in consultation with Board Advisory LLC, determined that the company’s compensation policies and practices for our employees are not reasonably likely to cause employees to take risks that would have a material adverse effect on the company.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
As previous noted, our compensation committee consists of Messrs. Beletic, Chang and Toney, and included Mr. Griffiths until February 22, 2015. There are no members of our compensation committee who were officers or employees of iPass during fiscal year 2014, or who were formerly officers of iPass or had any relationship otherwise requiring disclosure hereunder. None of our executive officers serve as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or compensation committee.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
There were no transactions in 2014 and are no currently proposed transactions to which we have been or will be a party, in which the amount involved in the transaction exceeds $120,000, and in which any of our directors, former or current executive officers, any nominee for director, or any of their immediate family members or persons sharing their households, or, to our knowledge holders of more than 5% of our capital stock and their immediate family members or persons sharing their households, had or will have a direct or indirect material interest, except for the settlement agreement we entered into on May 28, 2015, between iPass and Maguire Asset Management, LLC, Francis Capital Management, LLC, Foxhill Opportunity Fund, L.P. and their respective affiliates, including Catalysis Partners, LLC and nominees (collectively, the “Stockholder Group”), pursuant to which we settled the proxy contest launched by the Stockholder Group, which provides that we will reimburse the Stockholder Group for their expenses up to a maximum of $150,000. At the time we entered into the settlement agreement, the Stockholder Group beneficially owned in excess of 5% of our common stock.
Policies and Procedures for Review of Related Person Transactions
Pursuant to the charter of our Audit Committee, unless previously approved by another independent committee of our Board of Directors, our Audit Committee reviews and, if determined appropriate, approves all related person transactions. It is management’s responsibility to bring related person transactions to the attention of the members of the Audit Committee.
Our Code of Conduct and Ethics provides that our employees, which for the purposes of the Code of Conduct and Ethics, includes our officers and directors, should avoid conflicts of interest that occur when their personal interests may interfere in any way with the performance of their duties or the best interests of iPass. Our Code of Conduct and Ethics also addresses specific types of related person transactions and how they should be addressed. All of our employees, including our officers and directors, are expected and required to adhere to the Code of Conduct and Ethics. If an officer or director has any questions regarding whether a potential transaction would be in violation of the Code of Conduct and Ethics, they are required to bring this to the attention of our Compliance Officer or General Counsel. If the potential transaction is a related person transaction, it would be recognized as such and brought to the Audit Committee for pre-approval.
Further, each of our officers and directors is knowledgeable regarding the requirements of obtaining approval of related person transactions and is responsible for identifying any related-person transaction involving such officer or director or his or her affiliates and immediate family members and seeking approval from our Audit Committee before he or she or, with respect to immediate family members, any of their affiliates, may engage in the transaction.
Our Audit Committee will take into account all relevant factors when determining whether to approve or disapprove of any related person transaction.

Director and Officer Indemnification
We have entered into indemnity agreements with certain employees, officers and directors that provide, among other things, that we will indemnify such employee, officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as an employee, officer, director or other agent of iPass, and otherwise to the full extent permitted under Delaware law and our Bylaws.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are iPass Inc. stockholders will be “householding” our proxy materials. A single Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement and annual report, please notify your broker, direct your written request to iPass Inc., attention Corporate Secretary, 3800 Bridge Parkway, Redwood Shores, California 94065 or contact Investor Relations at 650-232-4100. Stockholders who currently receive multiple copies of the Proxy Statement at their address and would like to request “householding” of their communications should contact their broker. In addition, iPass will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and Proxy Statement to a stockholder at a shared address to which a single copy of the documents were delivered.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/S/ Gary A. Griffiths

Gary A. Griffiths
President and Chief Executive Officer
June 3, 2015
A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2014, is available without charge upon written request to: Corporate Secretary, iPass Inc., 3800 Bridge Parkway, Redwood Shores, California 94065. Alternatively, our Form 10-K is also available free of charge on our website at www.ipass.com.

Directions to the Annual Meeting:

From San Francisco, take Hwy 101 South and take exit 412 toward Ralston Avenue.  Turn left on to Ralston Avenue and continue onto Marine Parkway.  Drive 1.5 miles to Shell Parkway.  Turn left at Shell Parkway, continue onto Bridge Parkway, and iPass will be on your left at 3800 Bridge Parkway.

From San Jose, take Hwy 101 North and take exit 412 toward Ralston Avenue/Marine Parkway.  Turn right onto Marine Parkway and drive 1.4 miles to Shell Parkway.  Turn left at Shell Parkway, continue onto Bridge Parkway, and iPass will be on your left at 3800 Bridge Parkway.

IPASS INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 30, 2015
The undersigned hereby appoints Gary A. Griffiths and Darin R. Vickery, and each of them, as proxies for the undersigned, with full power of substitution and revocation, to vote all of the shares of stock of iPass Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of iPass Inc. to be held at the corporate headquarters of iPass, located at 3800 Bridge Parkway, Redwood Shores, California 94065, on Tuesday, June 30, 2015, at 9:00 a.m. (local time), and at any and all postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, on the matters specified on the reverse and in accordance with the instructions given on the reverse, with discretionary authority as to any other business that may properly come before the meeting.

VOTE BY TELEPHONE	VOTE BY INTERNET

•     Call Toll-Free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone.
There is NO CHARGE to you for the call.

•     Follow the instructions provided by the recorded message.
• Log on to the Internet and go to: www.investorvote.com/IPAS • Follow the steps outlined on the secured website.
PROXIES SUBMITTED BY INTERNET OR TELEPHONE MUST BE RECEIVED BY 8:59 P.M., PACIFIC DAYLIGHT TIME (11:59 P.M., EASTERN DAYLIGHT TIME) ON JUNE 29, 2015, TO BE COUNTED.
DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET.
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The Board of Directors recommends a vote “FOR” the nominees for director listed below, and FOR Proposals 2 and 3.

PROPOSAL 1:	To elect the directors named below, to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

☐	Mark here to vote FOR all nominees.	☐	Mark here to WITHHOLD vote for all nominees.	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

Nominees:	Michael M. Chang, Gary A. Griffiths, Richard A. Karp, Brent S. Morrison, David E. Panos, Damien J. Park and Michael J. Tedesco
To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below:

PROPOSAL 2:
To ratify the selection by the Audit Committee of the Board of Directors of Grant Thornton LLP as the independent registered public accounting firm of iPass for its fiscal year ending December 31, 2015.

☐	FOR	☐	AGAINST	☐	ABSTAIN

PROPOSAL 3:	To approve, on an advisory basis, the compensation of iPass Inc.’s named executive officers, as disclosed in the Proxy Statement.

☐	FOR	☐	AGAINST	☐	ABSTAIN

Dated

SIGNATURE(S)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy card in the enclosed return envelope which is postage prepaid if mailed in the United States.